Exhibit 2.1

MORTGAGE LOAN SALE AND PURCHASE AGREEMENT

This is a MORTGAGE LOAN SALE AND PURCHASE AGREEMENT (the “Agreement”), dated as of May 29, 2019 (the “Effective Date”), by and between RCC Real Estate, Inc., having an office at 717 Fifth Avenue, 12th Floor, New York, New York 10022 (the “Purchaser”), and C-III Commercial Mortgage LLC, having an office at 717 Fifth Avenue, Suite 1201, New York, New York 10022 (the “Seller”).

W I T N E S S E T H :

WHEREAS, the Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller certain commercial mortgage loans identified on Exhibit A attached hereto and made a part hereof (collectively, the “Mortgage Loans”), on a servicing-released basis;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

Section 1. Definitions.

For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

Additional Balance:  With respect to any Additional Funding Loan, any advance of proceeds of the Mortgage Loan made to the Mortgagor pursuant to the related Mortgage Loan Documents on and after the Effective Date.

Additional Funding Loan: A Mortgage Loan identified on Exhibit B  hereto as an Additional Funding Loan for which the Mortgagor may request additional advances of loan proceeds of the Mortgage Loan.  Each such additional advance is herein sometimes referred to as a Draw or a Future Funding.  For avoidance of doubt, disbursement of funds from reserves, escrows or impounds held by Seller (or its servicing agent) for a Mortgage Loan is not a Draw or a Future Funding.

Affiliate:  With respect to any Person, any other Person controlling, controlled by or under common control with such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

Agreement:  This Mortgage Loan Sale and Purchase Agreement including all exhibits, schedules, amendments and supplements hereto.

Allonge to Purchaser:  has the meaning given to such term in Section 8 hereof.

Ancillary Fees:  With respect to any Mortgage Loan, all late charges, all returned item charges (e.g., insufficient funds charges), payoff fees, any modification or conversion fees,

assumption fees and other fees and charges collected from Mortgagors, in each case to the extent not prohibited under the Mortgage Loan Documents and applicable law.

Assignment Documents:  has the meaning given to such term in Section 8 hereof.

Assignment of Assignment of Leases and Rents: An individual assignment of an assignment of leases and rents, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to give record notice of the transfer of such assignment of leases and rents to the assignee.

Assignment of Mortgage:  An individual assignment of a Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to give record notice of the sale of the Mortgage to the assignee.

Bankruptcy Code:  Title 11 of the United States Code (11 U.S.C. § 101, et seq.), as amended, modified or replaced from time to time.

Borrower:  means a Person to which a Mortgage Loan has been made and which is the maker of the related Mortgage Note.

Borrower Party: means Borrower, Guarantor and any other obligor, guarantor, or surety of, or any party liable for, the performance of the related Mortgage Loan.

Business Day:  Any day other than a Saturday or Sunday, or a day on which banking and savings and loan institutions in any state in which the Purchaser or the Seller is doing business are authorized or obligated by law or executive order to be closed.

Claim: means any claim, liability, proof of claim (including, without limitation, a proof of claim filed in bankruptcy proceedings), demand, complaint, summons, legal, equitable or administrative action, suit, proceeding, chose in action, damage, judgment, penalty or fine pertaining to the Loan or the Property.

Closing: means the execution and delivery of the Closing Documents, the payment by Purchaser of the Purchase Price, and the consummation of the sale of the Mortgage Loans pursuant to this Agreement.

Closing Date:  May 29, 2019.

Closing Documents:  the documents required pursuant to Section 8.

Condemnation Proceeds:  All awards, compensation and settlements in respect of a taking of all or part of a Mortgaged Property by exercise of the power of condemnation or the right of eminent domain.

Default Interest: With respect to each defaulted Mortgage Loan, the portion of each Monthly Payment with respect to such Mortgage Loan constituting default interest above the stated interest rate.

Deferred Origination Fee:  means an origination fee for a Mortgage Loan the payment of which was provided to be made in whole or in part, by the related Borrower subsequent to the origination of the related Mortgage Loan.

Draw or Future Funding:  With respect to any Additional Funding Loan, a borrowing by the Mortgagor under the related Mortgage Loan Documents to be used for purposes as required or permitted pursuant to the terms of such Mortgage Loan Documents.

Due Date:  With respect to each Mortgage Loan, the day of each calendar month identified in the related Mortgage Loan Documents as the date for payment of monthly installments of interest and (as applicable) principal.

Environmental Laws:  Any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including CERCLA, RCRA, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Emergency Planning and the Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, the Occupational Safety and Health Act, and any state and local or foreign counterparts or equivalents.

Exit Fee: has the meaning given to such term in the related Mortgage Loan Documents.

General Assignment:  has the meaning given to such term in Section 8 hereof.

Guarantor: means any Person who or which is an obligor pursuant to any guaranty or indemnity given for or in connection with a Mortgage Loan.

Insolvency Event:  With respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding–up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (g) the failure by such Person generally to pay its debts as they become due, or (h) the taking of action by such Person in furtherance of any of the foregoing.

Insolvency Laws:  The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency,

reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

Insurance Proceeds:  With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lender:  means the owner of a Mortgage Loan.

Liquidation Proceeds:  Amounts, other than Insurance Proceeds and Condemnation Proceeds, received in connection with the liquidation of a defaulted Mortgage Loan through trustee’s sale, foreclosure sale, deed in lieu of foreclosure, or otherwise.

Maximum Loan Amount:  With respect to any Additional Funding Loan, the maximum stated principal balance thereof permitted under the terms of the related Mortgage Loan Documents.

Monthly Payment:  With respect to any Mortgage Loan, the principal and/or interest payable by a Mortgagor under the related Mortgage Note on each Due Date.

Mortgage:  The mortgage, deed of trust or other similar security instrument creating a lien on Mortgaged Property securing the Mortgage Note.

Mortgage File:  With respect to each Mortgage Loan, the following (whether delivered to, in the possession of, or under the control of, Seller (including Seller’s servicer of the Mortgage Loan): (i) appraisal, (ii) property condition report, (iii) environmental report, (iv) survey, (v) zoning report (or, as applicable, zoning letters), (vi) tenant estoppel certificates, (vii) rent rolls, (viii) financial statements of the related Mortgage Borrower (or guarantor(s)), (ix) operating statements, (x) subordination, non-disturbance and attornment agreement(s) with tenants, (xi) insurance certificates, (xi) leases, (xii) legal opinion letters, (xiii) organizational documents of the related Mortgage Borrower, any guarantor or other Persons in the ownership of the related Mortgage Borrower, (xiv) with respect to any Mortgage Loan secured by a hotel property, as applicable, the franchise agreement and related ‘comfort’ letter issued to Seller, (xv) title insurance policy issued to Seller, (xvi) credit reports (FRM reports), and (xvii) any other documents delivered to Seller (or Seller’s Mortgage Loan Subsidiary) by or on behalf of the related Mortgage Borrower.

Mortgage Interest Rate:  With respect to each Mortgage Loan and as of any date of determination, the annual rate of interest (which may be fixed or adjustable) provided for in the related Mortgage Note (or related loan agreement, as applicable).

Mortgage Loan:  Each business or commercial purpose mortgage loan (including, without limitation, each Additional Funding Loan), identified on the Mortgage Loan Schedule and sold, assigned and transferred to the Purchaser pursuant to this Agreement, which Mortgage Loan includes, without limitation, all obligations of the Lender to make Future Fundings and the right of the Lender to receive Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Ancillary Fees, Default Interest, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan from and after the Closing, unless and except as otherwise expressly set forth in this Agreement.

Mortgage Loan Documents: shall mean, with respect to each Mortgage Loan, the documents evidencing and/or securing the related Mortgage Loan (whether executed by the related Mortgage Borrower or other Persons) delivered to Seller (or Seller’s Mortgage Loan Subsidiary) including, without limitation, (i) all documents in the related Mortgage Loan file maintained with Seller’s Custodian for the related Mortgage Loan (whether or not otherwise listed or included under clause (ii) of this definition), and (ii) all of the documents identified in Exhibit A of the General Assignment delivered by Seller to Purchaser hereunder for the related Mortgage Loan (without regard to whether any such document is located in the Seller’s Custodian Mortgage Loan File or in the Mortgage File).

Mortgage Loan Origination Date: means the date on which the related Mortgage Loan was originated.

Mortgage Loan Schedule:  With respect to the Mortgage Loans sold hereunder, Exhibit A attached hereto and made a part hereof.

Mortgage Note:  The promissory note evidencing the Mortgage Loan indebtedness of a Mortgagor.

Mortgaged Property:  The real property securing the Mortgage Loan, as identified in the related Mortgage.

Mortgagor:  The obligor under a Mortgage Note and, if a different Person, the grantor of the related Mortgage.

Person:  An individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Charge:  With respect to any Mortgage Loan, the premiums, fees, or charges, if any, due in connection with a full or partial Principal Prepayment of such Mortgage Loan pursuant to the terms of the related Mortgage Note.

Principal Prepayment:  Any full or partial payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date.

Prior Breach Knowledge:  The actual knowledge of Purchaser or Purchaser’s Mortgage Loan Subsidiary prior to Closing, of any breach of a representation or warranty of Seller made in this Agreement or that any representation or warranty of Seller or Seller’s Mortgage Loan Subsidiary made in this Agreement is inaccurate, untrue or incorrect;  which actual knowledge for this purpose shall include (i) the actual knowledge of the Special Committee, and (ii) any information included in,  any written report, summary or similar work product delivered to the Special Committee by Park Bridge Financial LLC or JP Morgan engaged by or on behalf of the Purchaser, Purchaser’s Mortgage Loan Subsidiary, or the the Special Committee.

Property: means the real property and the personal property, if any, encumbered by a Mortgage.

Purchase Price:  The purchase price required to be paid hereunder by Purchaser to Seller in exchange for the Mortgage Loans, as calculated as provided in Section 3.

Purchased Assets: As defined in Section 2.01.

Purchaser:  The Person identified as the “Purchaser” in the preamble to this Agreement and its successors or permitted assigns as herein provided.

Purchaser’s Custodial Agreement:  means the Amended and Restated Custodial Agreement, dated as of July 19, 2018, among Purchaser and Custodian.

Purchaser’s Custodian:  means Wells Fargo Bank, National Association.

Purchaser Environmental Reports: means, collectively, all environmental reports, audits, assessments, testing results, or similar materials prepared by an engineer or other environmental consultant concerning the Properties, including without limitation, any Phase I and Phase II reports (other than those, if any, provided to Purchaser by Seller).

Purchaser’s Mortgage Loan Subsidiary:  means RCC Real Estate SPE 4, LLC, a Delaware limited liability company, which is wholly owned by Purchaser.

Purchaser’s Servicer:  means C-III Asset Management LLC, or any successor permitted by the Purchaser’s Servicing Agreement.

Purchaser’s Servicing Agreement:  means the Interim Servicing Agreement dated as of the date hereof, among Purchaser and Purchaser’s Servicer, as the same may be amended, modified, waived, supplemented, extended, replaced or restated from time to time.

Qualified Insurer:  An insurance company duly qualified as such under the laws of the states in which the Property is located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided.

Repurchase Price:  With respect to any Mortgage Loan, a price equal to (i) the Purchase Price for such Mortgage Loan, plus (ii) interest on such Purchase Price at the Mortgage Interest Rate from and including the last paid-through date to the date of repurchase, plus (iii) reasonable out-of-pocket costs and expenses incurred by the Purchaser to effectuate the repurchase of such Mortgage Loan, including without limitation reasonable attorney’s fees, plus, (iv) all unreimbursed Servicing Advances incurred by the Purchaser or its servicer following the Closing Date, including the amount of any outstanding Servicing Advances from and after the Closing that have not been reimbursed by the related Mortgagor, minus (vi) amounts received or advanced in respect of such repurchased Mortgage Loan that are being held by Purchaser (or its servicing agent) for distribution in the month of repurchase.

Retained Exit Fees:  means all Exit Fees in excess of an amount equal to 0.50% of the outstanding principal balance of the related Mortgage Loan as at the time of the payment or prepayment in connection with which such Exit Fees are paid by the related Mortgagor.

Retained Indemnity Rights:  As defined in Section 16.06.

Retained Interest:  means, with respect to a Mortgage Loan, any interests or rights under a Mortgage Loan expressly provided in this Agreement to be retained by Seller and not conveyed to Purchaser hereunder which includes the Retained Exit Fees, the Retained Right to Deferred Origination Fees, and the Retained Indemnity Rights.

      Retained Right to Deferred Origination Fees:  means, with respect to the Western Insurance Mortgage Loan, the Origination Fee (as such term is defined in the Earn Out Agreement between the related Borrower and Seller dated as of December 19, 2018 (the “Earnout Agreement”)) payable by such Borrower pursuant to the Earnout Agreement.

            Seller’s Custodian:  means Wells Fargo Bank, National Association.

Seller Party: means Seller, its members, managers, officers, partners, general partner's members and managers and/or such member's or general partner’s member’s trustee, master servicer, special servicer and their respective past, present, and future officers, directors, shareholders, general partners, limited partners, members, agents, loan sale advisors, representatives, heirs, successors, assigns and attorneys and their respective heirs, successors, and assigns.

Seller Rep Breach Payment: means, with respect to a Mortgage Loan, a payment, as provided in Section 6.03(c)(i) hereof, by Seller to Purchaser in an amount equal to (i) the reduction in value of the related Mortgage Loan directly and to the extent resulting from the breach of Seller’s representations and warranties set forth in Section 6.01 of this Agreement as identified in Purchaser’s Rep Breach Notice, plus (ii) the actual out-of-pocket costs and expenses for the related Mortgage Loan incurred by Purchaser (through the date the related Seller Breach Rep Payment is made by Seller) directly and to the extent resulting from the breach of the representations and warranties of the Seller contained in Section 6.01 of this Agreement as identified in Purchaser’s Rep Breach Notice.

Seller’s Mortgage Loan Subsidiary:  means the wholly-owned subsidiary (if any) of Seller which is the owner of a Mortgage Loan to be conveyed pursuant to this Agreement.

Servicing Advances:  All ordinary and reasonable “out-of-pocket” costs and expenses incurred by the Seller relating to the servicing, administration, management, maintenance, property protection, disposition, operation, liquidation, sale, enforcement proceedings or foreclosure of the related Mortgage Loan including, but not limited to, the cost of (i) preservation, restoration and repair of a Mortgaged Property, (ii) any enforcement or judicial proceedings with respect to a Mortgage Loan, including foreclosure actions, (iii) the management and liquidation of any Property, (iv) taxes, assessments, water rates, sewer rents and other charges which are or may become a lien upon the Property, and fire and hazard insurance coverage, and (v) legal counsel (including court filing fees), arbitrators, appraisers (including broker price opinions), real estate brokers, environmental consultants, environmental assessments or inspections, environmental remediation, insurance, property managers, tax services, receivers, tax searches, title, structural reviews, surveys, property inspections, arbitration filing fees, and mortgage filings, releases and recordings.

Special Committee:  means the following Persons who are, as of the date hereof, on the special Committee of the Board of Directors of Exantas Capital Corp. (which is, directly or indirectly, the parent of Purchaser and Purchaser’s Mortgage Loan Subsidiary):  Gary Ickowicz, Sherrill Neff and Stephanie Wiggins.

Western Insurance Loan:  means that certain Mortgage Loan made by Seller to Bridgestone Realty LLC, a Texas limited liability company in the maximum principal amount of up to $5,500,000.00 which is secured by a certain Deed of Trust and Security Agreement made for the benefit of Seller encumbering certain property known as the “Western Insurance Building”, located at 5601 Bridge Street, Fort Worth, Texas 76112/

Section 2. Purchase Agreement

Subsection 2.01  Sale and Purchase.  Subject to and in accordance with the terms and conditions of this Agreement, and in consideration of the Purchase Price (as defined below), (x) Seller hereby agrees to sell, assign, transfer and convey (or cause to be sold, assigned, transferred and conveyed by Seller’s Mortgage Loan Subsidiary), on the Closing Date, all right, title and interest of Seller (or with respect to the Mortgage Loans owned by Seller’s Mortgage Loan Subsidiary, of Seller’s Mortgage Loan Subsidiary) as of the Closing Date, in, to and under the Mortgage Loans identified in the Mortgage Loan Schedule, the Mortgage Loan Documents and the Mortgage File (collectively, the “Purchased Assets”), and (y) the Purchaser agrees to purchase, acquire and take title to (or cause Purchaser’s Mortgage Loan Subsidiary to take title to) the Mortgage Loans identified in the Purchased Assets, and to assume all obligations thereunder of the owner and holder thereof from and after the Closing Date. Such sale, assignment, transfer and conveyance shall be made on a servicing-released basis.

Subsection 2.02  Retained Interests.  Notwithstanding the provisions of Section 2.01 or any other provisions herein to the contrary, the sale of the Purchased Assets does not include any of the Retained Interests which includes (i) the Retained Exit Fees, (ii) the Retained Deferred Origination Fees, and (iii) the Retained Indemnity Rights, all of which are retained by Seller.

Section 3. Purchase Price.

The Mortgage Loans are being sold and purchased at par, plus the accrued interest as of the Closing Date at the Mortgage Interest Rate on the unpaid principal balance of each Mortgage Loan from (but not including) the last paid-through date.  At Closing, Purchaser shall (or shall cause Purchaser’s Mortgage Loan Subsidiary, as applicable, to) pay to Seller (or, as may be directed by Seller, to Seller’s Mortgage Loan Subsidiary), by wire transfer of immediately available funds, the Purchase Price.

The Purchaser (or Purchaser’s Mortgage Loan Subsidiary, as applicable) shall, from and after the Closing, (A) own and be entitled to receive with respect to each Mortgage Loan purchased, (i) all principal payments collected after the Closing Date, (ii) all other recoveries of principal collected after the Closing Date, (iii) all payments of interest on the principal balance of the Mortgage Loans collected following the Closing Date, (iv) all Prepayment Charges that Purchaser is entitled to under the related Mortgage Loan Documents (but, for the avoidance of doubt, subject to the rights of Seller hereunder to the Retained Exit Fees), and (v) all right, title and interest of the Lender in any related reserves, impounds or escrows under the related Mortgage Loan as of the Closing Date, and (B) be obligated to make all Future Fundings which may be provided for pursuant to any of the Mortgage Loan Documents.   Upon the conveyance of the Mortgage Loans hereunder, Seller shall relinquish its rights as Lender under the Mortgage Loans (but, for the avoidance of doubt, subject to the rights of Seller hereunder with respect to the Retained Interests) and be released from its obligations as Lender under the Loan Documents and to the Mortgage Loans.

Section 4. Intentionally reserved.

Section 5. Conveyance from Seller to Purchaser.

Subsection 5.01. Conveyance of Mortgage Loans.

The Seller (or, as applicable, Seller’s Mortgage Loan Subsidiary), simultaneously with the payment of the Purchase Price by the Purchaser, does hereby sell, transfer, assign, set over and convey to the Purchaser (or Purchaser’s Mortgage Loan Subsidiary, as applicable) without recourse, but subject to the terms of this Agreement, all right, title and interest of the Seller (or Seller’s Mortgage Loan Subsidiary, as applicable) in and to the Mortgage Loans listed on the Mortgage Loan Schedule, together with the related Mortgage Loan Documents and Mortgage File.

Following the Closing Date, ownership of the related Mortgage Loans and the related Mortgage File shall be vested solely in the Purchaser or, as applicable, Purchaser’s Mortgage Loan Subsidiary (subject to any Retained Interests of Seller). All rights arising out of the Mortgage Loans, including, but not limited to, all funds received by the Seller (or as applicable, Seller’s Mortgage Loan Subsidiary) after the Closing Date in connection with a Mortgage Loan as provided in Section 3 shall be vested in the Purchaser or, as applicable, Purchaser’s Mortgage Loan Subsidiary (subject to any Retained Interests of Seller); provided, however, that any funds received on or in connection with a Mortgage Loan that belongs to the applicable Purchaser as provided in Section 3 shall be received and held by the applicable Seller for the benefit of the Purchaser (or, as applicable, Purchaser’s Mortgage Loan Subsidiary) as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

Subsection 5.02  Closing Time and Place.  Closing shall occur on the Closing Date, as the same may be extended by express written agreement between Seller and Purchaser.  Seller and Purchaser each agree that it will agree to a closing by escrow established with an escrow agent (“Escrow Agent”) reasonably acceptable to the parties (which may be a national title company having offices in New York, New York) pursuant to escrow instructions or an escrow agreement reasonably satisfactory to Seller and Purchaser provided, however, Purchaser acknowledges and agrees that, notwithstanding anything contained herein to the contrary:  (i) the original Mortgage Loan Documents shall not be physically transferred but shall be delivered by confirmation from Purchaser’s Custodian that it has taken possession, on Purchaser’s (or Purchaser’s Mortgage Loan Subsidiary’s) behalf of the Mortgage Loan Documents previously held by Seller’s Custodian; (ii) the Mortgage Files shall be delivered to Purchaser, or as directed in writing by Purchaser, if not previously delivered to Purchaser, at Closing by electronic transmission only, and (iii) the Assignment Documents shall be delivered at Closing to Purchaser or as directed by Purchaser in writing by mutually satisfactory arrangements for delivery to Purchaser, Purchaser’s Custodian,

Purchaser’s attorneys (or Purchaser’s Title Company) in New York, New York.  If, for any reason, the Closing shall occur other than through an escrow arrangement as hereinabove contemplated, the Closing shall be held at the offices of Seller’s attorneys or such other place in New York, New York as Seller and Purchaser shall mutually agree.

Subsection 5.03   Seller Retention of Mortgage Loan Documents and Mortgage Files.  Notwithstanding any provisions herein to the contrary, Purchaser acknowledges and agrees that Seller shall have the right (but no obligation) to retain copies of all or any portion of the Mortgage Loan Documents and Mortgage Files.

Section 6. Representations and Warranties; Remedies for Breach.

Subsection 6.01. Seller's Representations and Warranties.  Seller represents and warrants to Purchaser (and, as applicable, Purchaser’s Mortgage Loan Subsidiary) with respect to each Mortgage Loan, that, except as set forth on Exhibit C attached hereto or as otherwise disclosed to Purchaser in writing, as of the Effective Date and as of the Closing Date (unless a different date is specified below), the following representations set forth below in this Section 6.01 shall be true and correct in all material respects:

(1) Seller is duly organized and is validly existing under the laws of the jurisdiction under which it was organized with the requisite limited liability company power to execute, deliver, and perform this Agreement, and any Seller Mortgage Loan Subsidiary is validly existing under the laws of the jurisdiction under which it was organized with the requisite limited liability company power to deliver its interest in the related Mortgage Loans as required pursuant to this Agreement.

(2)All actions necessary to authorize the execution, delivery, and performance of this Agreement on behalf of Seller and, as applicable, Seller’s Mortgage Loan Subsidiary, have been duly taken, and all such actions continue in full force and effect.

(3)This Agreement constitutes a legal, valid, and binding agreement of Seller, enforceable against Seller (and, as applicable Seller’s Mortgage Loan Subsidiary) in accordance with its terms and subject to (a) applicable bankruptcy, reorganization, insolvency and moratorium laws and (b) general principles of equity which may apply regardless of whether a proceeding is brought in law or in equity.

(4) No consent of any other Person and no consent, license, approval, or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by Seller (or Seller’s Mortgage Loan Subsidiary) of this Agreement, other than such recordings and filings as may be required to effect or evidence of record the transfer of the Mortgage Loans pursuant to this Agreement.

(5)Neither Seller nor any Seller’s Mortgage Loan Subsidiary has filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for Seller under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Seller or any Seller’s Mortgage Loan Subsidiary.

(6)The execution, delivery and performance of this Agreement by Seller and, as applicable, the delivery of the interest of a Seller’s Mortgage Loan Subsidiary in the Mortgage Loans, will not (a) violate or conflict with any provision of the organizational or governing documents of Seller or, as applicable, such Seller’s Mortgage Loan Subsidiary, (b) violate, conflict with, or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute (or with the giving of notice or lapse of time, or both, would constitute) a default under the terms of any material contract, indenture, agreement, or other instrument  to  which  Seller (or, as applicable, such Seller’s Mortgage Loan Subsidiary) is a party, (c) result in the creation of any lien, charge, encumbrance, mortgage, claim, security interest, or other right or interest upon the Mortgage Loans pursuant to the terms of any such contract, mortgage, indenture, agreement, or other instrument, (d) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental or regulatory body of which Seller has knowledge against, or binding upon, Seller (or, as applicable, Seller’s Mortgage Loan Subsidiary), or (e) constitute a violation in any material respect by Seller (or, as applicable, Seller’s Mortgage Loan Subsidiary) of any material statute, law or regulation that is applicable to Seller (or, as applicable, Seller’s Mortgage Loan Subsidiary).

(7)Each Mortgage Loan is a performing mortgage loan.  Based upon the related Title Policy and the title search update obtained with respect to each Title Policy, and as of the date of the related Title Policy and the effective date of the related updated title search, each Mortgage Loan is secured by a first priority lien and security interest in the related Mortgaged Property, subject only to the Permitted Encumbrances (hereinafter defined) and any other title exceptions identified on Exhibit C attached hereto (the "Title Exceptions").

(8)To Seller's knowledge, each Mortgage Loan and the related Mortgaged Property complies in all material respects with, or is exempt from, all legal applicable requirements (including legal requirements pertaining to usury, zoning ordinances, building codes and land laws) relating to such Mortgage Loan or the related Mortgaged Property, as applicable.  The Mortgage Loan Documents require the related Mortgagor and the Mortgaged Property to comply with all applicable legal requirements.

(9)Immediately prior to the sale, transfer and assignment to Purchaser thereof, and as of the Closing Date, Seller or Seller’s Mortgage Loan Subsidiary, will have good and marketable title to, and be the sole owner and holder of, such Mortgage Loan, and as of the Closing Date Seller is transferring (or is causing such Seller’s Mortgage Loan Subsidiary to transfer) such Mortgage Loan free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Mortgage Loan.  Upon consummation of the purchase contemplated to occur in respect of such Mortgage Loan on the Closing Date, subject to the Insolvency Qualifications, Seller will have validly and effectively conveyed (or caused to be conveyed) to Purchaser all legal and beneficial interest in and to such Mortgage Loan free and clear of any pledge, lien, encumbrance or security interest.

(10)No  fraudulent acts were committed by Seller (or, as applicable, Seller’s Mortgage Loan Subsidiary) in connection with its acquisition or origination of such Mortgage Loan nor, to Seller's knowledge, were any fraudulent acts committed by any Person in connection with the origination of such Mortgage Loan.

(11)True and complete copies of all of the Mortgage Loan Documents (including all amendments and modifications thereto) listed on Exhibit D attached hereto and the Mortgage File have previously been made available electronically for review by Purchaser. There are no other material agreements or documents evidencing or securing any Mortgage Loan or (except as set forth in Exhibit D) amending or terminating the Loan Documents. The appraisal, zoning report, property condition report and environmental reports, if any, in each case, obtained by Seller with respect to the related Mortgage Loan and included in the Mortgage File, run to Seller (or Seller’s Mortgage Loan Subsidiary) and no consent is required from the issuer of such report or appraisal for Seller (or Seller’s Mortgage Loan Subsidiary) to assign the same to Purchaser (or Purchaser’s Mortgage Loan Subsidiary) to the extent such reports and appraisals are assignable, except as otherwise set forth on Exhibit C hereto.

(12)Subject to any pledge or encumbrance of, or lien or security interest granted in, the Mortgage Loans by Seller (or Seller’s Mortgage Loan Subsidiary) to Seller’s (or Seller’s Mortgage Loan Subsidiary’s) lender (to which the Mortgage Loans shall not be subject upon the transfer of the Mortgage Loans by Seller (or, as applicable, by Seller’s Mortgage Loan Subsidiary) to Purchaser pursuant to this Agreement), and except as included in the Mortgage Loan Documents, neither Seller nor Seller’s Mortgage Loan Subsidiary is a party to any document, instrument or agreement, and there is no document, that by its terms materially modifies or affects the rights and obligations of any holder of the related Mortgage Loan and, except as included in the Mortgage Loan Documents, neither Seller nor Seller’s Mortgage Loan Subsidiary has consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.

(13)Each Mortgage Loan is a whole Mortgage Loan and not a participation interest or other partial interest in a Mortgage Loan.  Each Mortgage Loan is presently outstanding, the proceeds thereof have been fully and properly disbursed except for amounts held in escrow, reserve or similar accounts by Seller (or Seller’s Mortgage Loan Subsidiary) or the servicer of such Mortgage Loan or for Mortgage Loans under which there is a requirement for future advances.

(14)The statement of the outstanding amount of principal and accrued but unpaid interest of the related Mortgage Loan, as set forth in Exhibit B hereto, is true and correct.

Except as set forth in Exhibit B hereto, there is no requirement for future advances under the Mortgage Loans.

(15)Except as set forth in the related Mortgage Loan Documents delivered to Purchaser, the terms of the related Mortgage Loan Documents have not been waived, modified, altered, satisfied, impaired, canceled, subordinated or rescinded in any manner which materially interferes with the security intended to be provided by the related Mortgage.  No Mortgagor has been released from its obligation to repay the Mortgage Loan under the related Mortgage Loan Documents.

(16)Other than consents and approvals obtained as of the related Mortgage Loan Origination Date or those already granted in the related Mortgage Loan Documents, no consent or approval by any Person is required in connection with Seller’s (or Seller’s Mortgage Loan Subsidiary’s) sale to Purchaser (or Purchaser’s Mortgage Loan Subsidiary) of such Mortgage Loan, for Purchaser’s (or Purchaser’s Mortgage Loan Subsidiary) exercise of any rights or remedies in respect of such Mortgage Loan or for Purchaser’s sale, pledge or other disposition of such Mortgage Loan, except as may be set forth in any ‘comfort’ letter (or similar instrument) issued in connection with any Mortgage Loan which is secured by hotel property. Except as provided pursuant to any comfort letter (or similar instrument) issued in connection with any Mortgage Loan secured by hotel property, no third party holds any “right of first refusal,” “right of first negotiation,” “right of first offer,” purchase option or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

(17)Neither Seller nor, as applicable, Seller’s Mortgage Loan Subsidiary, has received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of the related Mortgage Loan is or may become obligated except Seller’s or such Seller’s Mortgage Loan Subsidiary’s obligation, if any, in connection with any Retained Interests.

(18)As of the origination date of the related Mortgage Loan, the related Mortgage Loan Documents create a legal, valid and binding obligation of the related Mortgagor (subject to any non recourse provisions therein and any state anti deficiency or market value limit deficiency legislation), enforceable in accordance with its terms, except (i) that certain provisions contained in such Mortgage Loan Documents are or may be unenforceable in whole or in part under applicable legal requirements, but neither the application of any such legal requirements to any such provision nor the inclusion of any such provisions renders any of the Mortgage Loan Documents invalid as a whole and such Mortgage Loan Documents taken as a whole are enforceable to the extent necessary and customary for the practical realization of the rights and benefits afforded thereby and (ii) as such enforcement may be limited by Insolvency Laws generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) (clauses (i) and (ii) being collectively referred to as the "Insolvency Qualifications") .  With respect to any Mortgaged Property that has tenants, there exists as either part of the Mortgage or as a separate document, an assignment of leases.

(19)To Seller’s knowledge, there is no valid offset, defense, counterclaim, abatement or right to rescission with respect to any Mortgage Loan Document executed in connection with a Mortgage Loan except, in each case, with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges. No advance of funds has been made other than pursuant to the Mortgage Loan Documents, directly or indirectly, by Seller  (or, as applicable, Seller’s Mortgage Loan Subsidiary) to or on behalf of the Mortgagor, and to Seller’s knowledge, no funds have been received from any Person other than the Mortgagor or a Guarantor (or their respective management agents, on behalf of Mortgage or a Guarantor) for or on account of payments due on the Mortgage Loan Documents.

(20)The related Mortgage Loan Documents contain no provision limiting the right or ability of Seller (or, as applicable, Seller’s Mortgage Loan Subsidiary) to assign, transfer and convey the related Mortgage Loan to any other Person, except, however, for any conditions or restrictions set forth in a ‘comfort’ letter (or similar instrument) issued in connection with any Mortgage Loan secured by a hotel property.  No consent, approval, authorization or order of, or registration or filing with, or notice to, any governmental authority, bureau or agency (in each case, except as have been obtained or made) is required for any transfer or assignment by the holder of such Mortgage Loan, except such filings as are required under applicable legal requirements to effect such transfer or assignment of record.

(21)The Mortgage Loan is secured by one or more Mortgages which Mortgage(s) in each case are subject only to the exceptions set forth in paragraph (17) above, the Insolvency Qualifications, and the following title exceptions:  (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record, (c) the exceptions (general and specific) and exclusions set forth in the applicable policy described in paragraph (25) below or appearing of record,  (d) other matters to which like properties are commonly subject, (e) the right of tenants (whether under ground leases, space leases or operating leases) at the real property, as tenants only, subject to the related Mortgage to remain following a foreclosure or similar proceeding (provided that such tenants are performing under such leases) and (f) if such Mortgage Loan is cross collateralized with any other Mortgage Loan, the  lien of the Mortgage for such other Mortgage Loan, provided that none of which items (a) through (f) inclusive, to Seller’s knowledge, individually or in the aggregate, materially and adversely interferes with the current use of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the Mortgage Loan when they become due or materially and adversely affects the value of the Mortgaged Property (collectively, all of the foregoing matters described in in this paragraph (21) are referred to as the “Permitted Encumbrances”). Except with respect to cross collateralized and cross defaulted Mortgage Loans and as provided below, to Seller’s knowledge, there are no mortgage loans that are senior or pari passu with respect to the Mortgaged Property or such Mortgage Loan.  Neither the Seller, nor the Seller’s Mortgage Loan Subsidiary,

has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(22)Except as set forth on Exhibit C hereto, UCC financing statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and recording), in all public places necessary to perfect a valid security interest in all items of personal property located on the Mortgaged Property subject to the related Mortgage that are owned by the related Mortgagor and either (i) are reasonably necessary to operate such Mortgaged Property or (ii) are (as indicated in the appraisal obtained in connection with the origination of the related Mortgage Loan) material to the value of the related Mortgaged Property (other than any personal property subject to a purchase money security interest or a sale and leaseback financing arrangement permitted under the terms of such Mortgage Loan or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, and the Mortgages, security agreements, chattel Mortgages or equivalent documents related to and delivered in connection with the related Mortgage Loan establish and create a valid and enforceable lien and security interest on such items of personalty except as such enforcement may be limited by applicable law (including, without limitation, bankruptcy, insolvency, liquidation, conservatorship, moratorium, rearrangement, receivership, reorganization, and similar debtor relief laws affecting the rights of creditors) generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  Notwithstanding any of the foregoing, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(23)All real estate taxes and governmental assessments, or installments thereof, which would be a lien on the Mortgaged Property and that prior to the Mortgage Loan Origination Date have become delinquent in respect of such Mortgaged Property have been paid, or an escrow of funds in an amount, sufficient to cover such payments has been established.  For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(24)The Mortgaged Property securing the related Mortgage Loan was, as of the Mortgage Loan Original Date and, to Seller’s knowledge is, free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the value of the Mortgaged Property as security for the Mortgage Loan and there is no proceeding pending or, based solely upon the delivery of written notice thereof from the appropriate condemning authority, threatened for the total or partial condemnation of such Mortgaged Property.

(25)The lien of each related Mortgage as a first priority lien in the original principal amount of such Mortgage Loan after all advances of principal is insured by an ALTA lender’s title insurance policy (or, until the policy is issued, a binding commitment therefore, a pro forma title policy or marked up title insurance commitment on which the required premium has been paid and the related title company has agreed in writing to issue a policy in such form), or its equivalent as adopted in the applicable jurisdiction, insuring Seller (or, as applicable, Seller’s Mortgage Loan Subsidiary), its successors and assigns, subject only to the Permitted Encumbrances; the mortgagee or its successors or assigns is the sole named insured of such title policy; such title policy is assignable without consent of the insurer and will inure to the benefit of the Purchaser (or Purchaser’s Mortgage Loan Subsidiary, as applicable) as mortgagee of record (a title policy fulfilling the foregoing requirements hereinafter referred to as a “Title Policy”).  Each Title Policy is in full force and effect; all premiums thereon have been paid; no claims have been made under such Title Policy and no circumstance exists which would impair or diminish the coverage of such Title Policy. The insurer issuing such Title Policy is either (x) a nationally-recognized title insurance company or (y) qualified to do business in the jurisdiction in which the related Mortgaged Property is located to the extent required.  Such Title Policy contains no material exclusions for, or affirmatively insures (except for any Mortgage Property located in a jurisdiction where such insurance is not available) (a) access to a public road or (b) against any loss due to encroachments of any material portion of the improvements thereof.

(26)All insurance coverage required under each related Mortgage, which insurance covered such risks as were customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the Mortgaged Property in the jurisdiction in which the Mortgaged Property is located, and with respect to a fire and extended perils insurance policy is in an amount (subject to a customary deductible) at least equal to the lesser of (i) the replacement cost of improvements located on the Mortgaged Property (ii) the outstanding principal balance of the Mortgage Loan, and in any event, the amount necessary to prevent operation of any co insurance provisions; and except if such Mortgaged Property is operated as a mobile home park, is also covered by business interruption or rental loss insurance in an amount at least equal to twelve (12) months of operations of the related Mortgaged Property, all of which was in full force and effect with respect to such Mortgaged Property; all premiums due and payable have been paid; and no written notice of termination or cancellation with respect to any such insurance policy has been received by Seller (or, as applicable, Seller’s Mortgage Loan Subsidiary); and except for certain amounts not greater than amounts which would be considered prudent by an institutional commercial and/or multifamily mortgage lender with respect to a similar Mortgage Loan and which are set forth in the related Mortgage, the Mortgage Loan Documents provide that any insurance proceeds in respect of a casualty loss, will be applied either (i) to the repair or restoration of all or part of the related Mortgaged Property or (ii) the reduction of the outstanding principal balance of the Mortgage Loan, subject in either case to requirements with respect to leases at the Mortgaged Property and to other exceptions customarily provided for by prudent institutional lenders for similar loans.  The related Mortgaged Property is also covered by comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about such real property, in an amount customarily required by prudent institutional lenders.  If the related Mortgaged Property located in Florida or within twenty-five (25) miles of the coast of Texas, Louisiana, Mississippi, Alabama, Georgia, North Carolina or South Carolina such Mortgaged Property is insured by windstorm insurance in an amount at least equal to the lesser of (i)

the outstanding principal balance of such Mortgage Loan and (ii) 100% of the lesser of the full insurable value or the replacement cost of the improvements located on the related Mortgaged Property.

(27)The insurance policies contain a standard mortgagee clause naming Seller (or, as applicable, Seller’s Mortgage Loan Subsidiary), its successors and assigns as loss payee, in the case of a property insurance policy, and additional insured in the case of a liability insurance policy and, to Seller’s knowledge, provide that they are not terminable without thirty (30) days prior written notice to the mortgagee (or, with respect to non payment, ten (10) days prior written notice to the mortgagee) or such lesser period as prescribed by applicable legal requirements. Each Mortgage requires that the Mortgagor maintain insurance as described above or permits the mortgagee to require insurance as described above, and permits the mortgagee to purchase such insurance at the Mortgagor’s expense if Mortgagor fails to do so.

(28)Neither Seller nor, as applicable, Seller’s Mortgage Loan Subsidiary, has given written notice of Event of Default (i.e., default beyond any applicable notice, grace and cure period) to the Mortgagor under any of the Mortgage Loans.   To Seller's knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property.

(29)Each Mortgage Loan is not, and, since origination, has not been, thirty (30) days or more past due in respect of any scheduled payment of principal or interest.

(30)Each related Mortgage does not provide for or permit, without the prior written consent of the holder of the Mortgage Note, the related Mortgaged Property to secure any other promissory note or obligation except as expressly described in such Mortgage.

(31)Each Mortgage Loan constitutes a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code (without regard to Section 860G(a)(3)(A)(i), (ii) and (iii) of the Code and Treasury Regulations Sections 1.860G 2(a)(3) or 1.860G 2(f)(2)), is directly secured by a Mortgage on a commercial property or a multifamily residential property, and either (1) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the portion of such commercial or multifamily residential property that consists of an interest in real property (within the meaning of Treasury Regulations Sections 1.856 3(c) and 1.856 3(d)) and such interest in real property was the only security for such Mortgage Loan as of the Testing Date (as defined below), or (2) the fair market value of the interest in real property which secures such Mortgage Loan was at least equal to 80% of the principal amount of the Mortgage Loan as of the Testing Date.  For purposes of the previous sentence, (1) the fair market value of the referenced interest in real property shall first be reduced by (a) the amount of any Lien on such interest in real property that is senior to the Mortgage Loan, and (b) a proportionate amount of any Lien on such interest in real property that is on a parity with the Mortgage Loan, and (2) the “Testing Date” shall be the date on which the referenced Mortgage Loan was originated unless (a) such Mortgage Loan was modified after the date of its origination in a manner that would cause a “significant modification” of such Mortgage Loan within the meaning of Treasury Regulations Section 1.1001 3(b), and (b) such “significant modification” did not occur at a time when such Mortgage Loan was in default or when default with respect to such Mortgage Loan was reasonably foreseeable.  However, if the referenced Mortgage Loan has been subjected to a “significant modification” after the date of its origination and at a time when such Mortgage Loan was not in default or when default with respect to such Mortgage Loan was not reasonably foreseeable, the Testing Date shall be the date upon which the latest such “significant modification” occurred.

(32)Except as set forth in the environmental report with respect to the related Mortgaged Property delivered to Purchaser as part of the Mortgage File, to Seller’s knowledge, there is no material and adverse environmental condition or circumstance affecting any Mortgaged Property; neither Seller nor Seller’s Mortgage Loan Subsidiary has knowledge of or has received written notice of violation of any applicable Environmental Law with respect to such Mortgaged Property; neither Seller nor Seller’s Mortgage Loan Subsidiary has or has knowledge of the related Mortgagor taking any actions which would cause such Mortgaged Property to fail to be in compliance with all applicable Environmental Laws; the related Mortgage Loan Documents require the Mortgagor to comply with all Environmental Laws; and pursuant to the related Mortgage Loan Documents, each Mortgagor has agreed, subject to the terms and conditions therein, to indemnify the mortgagee for any losses resulting from any material, adverse environmental condition or failure of the Mortgagor to abide by such Environmental Laws or has provided environmental insurance.

(33)Each related Mortgage and Assignment of Leases, together with applicable state law, contains customary and enforceable provisions for comparable mortgaged properties similarly situated such as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the benefits of the security, including realization by judicial or, if applicable, non judicial foreclosure, subject to the Insolvency Qualifications.

(34)No Mortgagor or Guarantor of the related Mortgage Loan is a debtor in any Insolvency Proceeding.

(35)Neither Seller nor, as applicable, Seller’s Mortgage Loan Subsidiary, holds a preferred equity interest in any direct or indirect owner of the Mortgaged Property, and neither Seller nor any Affiliate of Seller has any obligations to make capital contributions to the Mortgagor or Guarantor, as applicable, under the Mortgage Loan.  No Mortgage Loan has a shared appreciation feature, any other contingent interest feature, a negative amortization feature or an equity participation by Seller or Seller’s Mortgage Loan Subsidiary.

(36)Subject to certain exceptions, which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, each related Mortgage Note, Mortgage or loan agreement contains provisions for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without complying with the requirements of the Mortgage Loan Documents, (a) the related Mortgaged Property, or any controlling interest in the related Mortgagor, is directly transferred or sold (other than by reason of family and estate planning transfers, transfers by devise, descent or operation of law upon the death of a member, general partner or shareholder of the related Mortgagor or Guarantor and transfers of less than a controlling interest (as such term is defined in the related Mortgage Loan Documents) in a mortgagor, issuance of non controlling new equity interests, transfers among existing members, partners or shareholders in the Mortgagor or an affiliate thereof, transfers among affiliated Mortgagors with respect to Mortgage Loans which are cross collateralized or cross defaulted with other mortgage loans or multi property Mortgage Loans or transfers of a similar nature to the foregoing meeting the requirements of the Mortgage Loan (such as pledges of ownership interests that do not result in a change of control or a substitution or release of collateral within the parameters of paragraph (30) below), or (b) the related Mortgaged Property or controlling interest in the Mortgagor is encumbered in connection with subordinate financing by a lien or security interest against the related Mortgaged Property, other than any existing permitted additional debt. The Mortgage Loan Documents require the Mortgagor to pay all reasonable costs incurred by the Mortgagor with respect to any transfer, assumption or encumbrance requiring lender’s approval.

(37)Each Mortgaged Property subject to a Mortgage was inspected by or on behalf of the Seller (or Seller’s Mortgage Loan Subsidiary) during the 12 month period prior to the Mortgage Loan Origination Date.

(38)No material portion of any Mortgaged Property (except as set forth on Exhibit C) has been released from the lien of the related Mortgage in any manner which materially and adversely affects the value of the Mortgage Loan or materially interferes with the security intended to be provided by such Mortgage, and, except with respect to Mortgage Loans (a) where a release of the portion of such Mortgaged Property was contemplated at origination and such portion was not considered material for purposes of underwriting the Mortgage Loan, (b) where release is conditional upon the satisfaction of certain underwriting and legal requirements and the payment of a release price that represents adequate consideration for such Mortgaged Property or the portion thereof that is being released, (c) which permit the related Mortgagor to substitute a replacement property in compliance with REMIC provisions or (d) which permit the release(s) of unimproved out parcels or other portions of such Mortgaged Property that will not have a material adverse effect on the underwritten value of the security for the Mortgage Loan or that were not allocated to any value in the underwriting during the origination of the Mortgage Loan, the terms of the related Mortgage do not provide for release of any portion of the Mortgaged Property from the lien of the Mortgage except in consideration of payment in full therefor.

(39)Except as reflected in a survey included in the related Mortgage Loan Documents or Mortgage File, none of the material improvements which were included for the purposes of determining the appraised value of the Mortgaged Property at the time of the origination of the Mortgage Loan lay outside of the boundaries and building restriction lines of such property (except any Mortgaged Properties which are legal non conforming uses), to an extent which would have a material adverse effect on the value of such Mortgaged Property or the related Mortgagor’s use and operation of such Mortgaged Property (unless affirmatively covered by title insurance) and no improvements on adjoining properties encroached upon such Mortgaged Property to any material and adverse extent (unless affirmatively covered by title insurance).

(40)The related Mortgagor has covenanted in its organizational documents and/or the Mortgage Loan Documents to own no significant asset other than the related Mortgaged Property, as applicable, and assets incidental to its ownership and operation of such Mortgaged Property, and to hold itself out as being a legal entity, separate and apart from any other Person.

(41)There is no pending action, suit or proceeding, or governmental investigation of which Seller or Seller’s Mortgage Loan Subsidiary has received written notice, involving any Mortgagor, guarantor, or Mortgagor's interest in the Mortgaged Property, an adverse outcome of which would have a material adverse effect on (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor's ability to perform under the related Mortgage Loan, (d) such guarantor's ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan Documents or (f) the current principal use of the Mortgaged Property.

(42)As of the Mortgage Loan Origination Date, if the related Mortgage is a deed of trust, a trustee, duly qualified under applicable law to serve as such, has either been properly designated and serving under such Mortgage or may be substituted in accordance with the Mortgage and applicable legal requirements.

(43)Each Mortgage Loan that is cross collateralized is cross collateralized only with other Mortgage Loans sold pursuant to this Agreement.

(44)The improvements located on the Mortgaged Property are either not located in a federally designated special flood hazard area or, if so located, the Mortgagor is required to maintain or the mortgagee maintains, flood insurance with respect to such improvements and such policy is in full force and effect in an amount no less than the lesser of (i) the original principal balance of the Mortgage Loan, (ii) the value of such improvements on the related Mortgaged Property located in such flood hazard area or (iii) the maximum allowed under the related federal flood insurance program.

(45)Attached hereto as Exhibit E is a schedule identifying, as of the Effective Date, all escrow deposits and payments deposited with Seller (or, as applicable, Seller’s Mortgage Loan Subsidiary) pursuant to the Mortgage Loan Documents, all of which, as of the Effective Date, are in the possession of Seller (or, as applicable, the Seller’s Mortgage Loan Subsidiary), or under the control of Seller (or, as applicable, Seller’s Mortgage Loan

Subsidiary) or its agent (including Seller’s or such Seller’s Mortgage Loan Subsidiary’s servicer of the Mortgage Loan).

(46)The related Mortgagor, the related lessee, franchisor or operator, or affiliate of Mortgagor was in possession of all material licenses, permits and authorizations then required for use of the Mortgage Property by the related Mortgagor. The Mortgage Loan Documents require the Mortgagor to maintain (or cause to be maintained) all such licenses, permits and authorizations.

(47)The origination, servicing and collection practices used by Seller (or Seller’s Mortgage Loan Subsidiary) with respect to each Mortgage Loan have been in all respects legal and, have met customary industry standards for servicing of commercial mortgage loans.

(48)Unless otherwise set forth in the related Title Policy, the related Mortgagor (or its affiliate) has title in the fee simple interest in the related Mortgage Property.

(49)The Mortgage Loan Documents for such Mortgage Loan provide that such Mortgage Loan is non recourse to the related Mortgagor except that the related Mortgagor and an additional guarantor accepts responsibility for any loss incurred due to fraud on the part of the Mortgagor and/or other material misrepresentation.  Furthermore, the Mortgage Loan Documents for each Mortgage Loan provide that the related Mortgagor and an additional guarantor shall be liable to the lender for losses incurred due to the misapplication or misappropriation of rents collected in advance or received by the related Mortgagor after the occurrence of an event of default and not paid to the mortgagee or applied to the Mortgaged Property in the ordinary course of business, misapplication or conversion by the Mortgagor of insurance proceeds or condemnation awards or breach of the environmental covenants in the related Mortgage Loan Documents.

(50)Subject to the exceptions set forth in paragraph (18) and upon possession of the related Mortgaged Property as required under applicable legal requirements, any Assignment of Leases set forth in the Mortgage or separate from the related Mortgage and related to and delivered in connection with such Mortgage Loan establishes and creates a valid, subsisting and enforceable lien and security interest in the related Mortgagor’s interest in all leases, subleases, licenses or other agreements pursuant to which any Person is entitled to occupy, use or possess all or any portion of such Mortgaged Property.

(51)None of Mortgage Loan Documents permit the related Mortgaged Property to be encumbered subsequent to the related Mortgage Loan Origination Date without the prior written consent of the holder of such Mortgage Loan, by any lien securing the payment of money junior to, of equal priority with, or superior to the lien of the related Mortgage (other than Permitted Encumbrances, Title Exceptions, if any, taxes, assessments and contested mechanics and materialmen’s liens that become payable after the Mortgage Loan Origination Date of such Mortgage Loan).  Neither Seller nor Seller’s Mortgage Loan

Subsidiary has knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(52)To the extent required under legal requirements, and as necessary for the enforceability or collectability of the Mortgage Loan, Seller (or, as applicable, Seller’s Mortgage Loan Subsidiary) was authorized to do business in the jurisdiction in which the related Mortgaged Property is located at all times when it originated and held the Mortgage Loan.

(53)Each Mortgaged Property constitutes one or more complete separate tax lots which do not include any property which is not part of the Mortgaged Property (or the related Mortgagor has covenanted to obtain separate tax lots and a Person has indemnified the mortgagee for any loss suffered in connection therewith or an escrow of funds in an amount sufficient to pay taxes (i) for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created and (ii) resulting from a breach thereof has been established) or is subject to an endorsement under the related Title Policy.

(54)The related Mortgage Loan Documents require the Mortgagor to provide the mortgagee with certain financial information at the times required under the related Mortgage Loan Documents.

(55)intentionally reserved.

(56)An Appraisal of the related Mortgaged Property was conducted in connection with the origination of each Mortgage Loan and such Appraisal satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (as amended, modified or replaced from time to time) (“FIRREA”) and further satisfied either (a) the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or (b) the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, in either case as in effect on the date such Mortgage Loan was originated.

(57)No Mortgagor or Guarantor with respect to any of the Mortgage Loans is an Affiliate of the Seller.

(58)Seller or Seller’s Mortgage Loan Subsidiary has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001, with respect to the origination of the Mortgage Loan.

(59)None of the Mortgage Loans permit defeasance.

(60)At the time of origination of each Mortgage Loan, the Mortgage Loan was not located in seismic zone 3 or 4.

As used herein, “to Seller’s knowledge”, “of which Seller has knowledge” or words of similar import means that all representations and warranties of Seller so qualified set forth herein are made to the actual and present knowledge of Paul Hughson, Brandon England and Michael

Pierro (collectively, the “Designated Knowledge Parties”).  No such Designated Knowledge Parties shall, or shall be deemed to have, any personal liability with respect to any representations or warranties herein.

The representations and warranties set forth in this Subsection 6.01 shall survive the Closing for a period of one hundred eighty (180) days (the “Seller Rep Survival Period”), except for the representations and warranties set forth in Subsections 6.01 (9) and (14), which shall survive without limitation.

Subsection 6.02Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller as of the Effective Date and at the Closing as follows:

(1)Authority.  Purchaser has all requisite power and authority to execute and deliver, and to perform all of its obligations under, this Agreement and all instruments and other documents executed and delivered by Purchaser in connection with this Agreement.  The execution, delivery and performance of this Agreement by Purchaser does not and will not require any consent or approval of any other person that has not been obtained or violate any provision of Purchaser's organizational documents.

(2)Enforcement.  This Agreement constitutes a legal, valid, and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms and subject to (a) applicable bankruptcy, reorganization, insolvency and moratorium laws and (b) general principles of equity which may apply regardless of whether a proceeding is brought in law or in equity.

(3)Purchase Price.  Purchaser has agreed to the Purchase Price on the basis of its own independent investigation and credit evaluation of the Mortgage Loans and, except for the representations and warranties set forth in Subsection 6.01 hereof, has not sought or relied upon any representations, information covenants, or agreements of Seller.  Purchaser acknowledges that the amount ultimately collected from the Mortgagors with respect to the payment of the Mortgage Loans may be less than the Purchase Price, and unless otherwise expressly herein provided, Purchaser shall have no recourse to Seller for any such deficiency.

(4)Prohibited Persons.  Neither Purchaser, nor any of its respective officers, directors, shareholders, partners, managers, members or affiliates (including without limitation indirect holders of equity interests in Purchaser), is or will be an entity or person (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”), (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf) (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO3224, (iv) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, EO13224 and the Uniting and Strengthening

America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or (v) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) – (v) above are referred to as a “Prohibited Person”).  Purchaser covenants and agrees that neither Purchaser nor any of its respective officers, directors, shareholders, partners, managers, members or affiliates (including without limitation indirect holders of equity interests in Purchaser) shall (aa) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (bb) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.

(5)Sophistication.  Purchaser (i) is a sophisticated investor experienced in commercial mortgage activities (including without limitation, origination, ownership, administration, servicing, management, collection and transfer of commercial mortgage loans), and has sufficient information concerning the Mortgage Loans in order to make an informed decision to enter into this Agreement, and (ii) has such knowledge and experience in financial and business matters, relating to the ownership and collection of loans comparable to the Mortgage Loans, that it is capable of evaluating the merits and risks of an investment in the Mortgage Loans.

(6)FIRPTA.  Purchaser is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

(7)ERISA.  Purchaser is not an employee benefit plan that is subject to the Employee Retirement Income Security Act of 1974, as amended.

(8)Purchase for Own Account.  Purchaser (or, as applicable, Purchaser’s Mortgage Loan Subsidiary) is acquiring the Mortgage Loans for its own account only and not for any other Person.

(9)Not a Security.  Without implying any characterization of the Mortgage Loans, or any part thereof or interest therein, as a "security" within the meaning of the Securities Act or any other legal requirements, Purchaser is not purchasing the Mortgage Loans in contemplation of, or for resale in connection with, any distribution, private placement or public offering of the Mortgage Loans or any part thereof or any interest therein, in a manner that would violate any legal requirement.  Purchaser (or Purchaser’s Mortgage Loan Subsidiary, as applicable) is acquiring the Mortgage Loans for its own account, in each case not with a view to the distribution of the Mortgage Loans or any interest therein within the meaning of any Securities Act, unless such distribution shall be pursuant to an effective registration statement filed in accordance with any Securities Act, or an exemption thereto.  Purchaser acknowledges that: (i) the Mortgage Loans have not been registered or qualified under any Securities Act, (ii) Seller does not intend to so register or qualify the Mortgage Loans, and (iii) the Mortgage Loans may not be eligible for resale by Purchaser unless the Mortgage Loans are so registered or qualified by Purchaser or are lawfully exempt from registration or qualification.

(10)Conflict with Existing Laws or Contracts.  The execution and delivery of this Agreement and the Closing Documents and the performance by Purchaser of its obligations thereunder will not (i) violate or conflict with any provision of the organizational  or governing documents of Purchaser, (ii) conflict with or be a breach of any provision of any law, regulation, judgment, order, injunction, decree, award of any court, arbitrator, administrative agency or governmental or regulatory body, writ, injunction, contract, agreement or instrument to which Purchaser is subject, (iii) violate, conflict with, or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute (or with the giving of notice or lapse of time, or both, would constitute) a default under the terms of any material contract, indenture, agreement, or other instrument  to  which  Purchaser  is a party, and (iv) Purchaser has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by Purchaser of this Agreement and the Closing Documents.

(11)Claims.  Purchaser has no actual knowledge of any Claim, any Claim threatened in writing, or basis for a Claim, affecting the Purchaser or where Purchaser is named, or would be named, a party, and affecting Purchaser’s ability to purchase the Mortgage Loans as contemplated hereunder, the validity or enforceability of this Agreement, or Purchaser’s ability to carry out Purchaser’s obligations pursuant to this Agreement.

(12)Purchaser Environmental Reports.  As of the Effective Date and as of the Closing Date, Purchaser has delivered to Seller a true and complete copy of any Purchaser Environmental Reports received by Purchaser prior to the date hereof and, from and after the date hereof, promptly following receipt thereof by Purchaser, Purchaser shall deliver to Seller a true and complete copy of the Purchaser Environmental Reports received by Purchaser.

The representations and warranties set forth in this Subsection 6.02 shall survive the Closing for a period of one hundred eighty (180) days.

Subsection 6.03Remedies for Breach of Seller Representations and Warranties.

(a)

It is understood and agreed that the representations and warranties set forth in Subsection 6.01 shall survive the sale of the Mortgage Loans to the Purchaser (or Purchaser’s Mortgage Loan Subsidiary) for the Seller Rep Survival Period (except the representations set forth in Subsections 6.01 (9) and (14) which shall survive as provided in Subsection 6.01) and shall inure solely to the benefit of the Purchaser (or Purchaser’s Mortgage Loan Subsidiary), notwithstanding any restrictive or qualified endorsement on any Mortgage Note, Assignment of Mortgage, or other Assignment Documents.  Any claim made by Purchaser (or Purchaser’s Mortgage Loan Subsidiary) for a breach of Seller’s representations and warranties hereunder must be made, if at all, prior to the expiration of the applicable survival period for such representation and warranty provided in the immediately preceding sentence.

(b)

Following the Closing, upon discovery by Purchaser (or Purchaser’s Mortgage Loan Subsidiary) of a breach of any of the foregoing representations and warranties of Seller which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser

(or Purchaser’s Mortgage Loan Subsidiary) in such Mortgage Loans or which materially and adversely affects the value of a Mortgage Loan or the interests of the Purchaser (or Purchaser’s Mortgage Loan Subsidiary) in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), Purchaser shall give prompt written notice to Seller describing the breach with sufficient particularity (“Purchaser’s Rep Breach Notice”). The Purchaser and the Seller agree to cooperate in good faith following Seller’s receipt of any such notice to determine as soon as practicable whether there is such a breach that materially and adversely affects one or more Mortgage Loans.  After Closing, except for those representations and warranties which survive the Closing by the express terms of this Agreement and except as otherwise expressly provided in this Agreement, no Seller Party shall have any liability, responsibility or obligation whatsoever to Purchaser (or Purchaser’s Mortgagee Loan Subsidiary) with respect to this Agreement or the Mortgage Loans, Purchaser (and Purchaser’s Mortgage Loan Subsidiary) hereby waiving all such liability, responsibility and obligations of and all recourse against any Seller Party; provided, however, that to the extent Purchaser (or Purchaser’s Mortgage Loan Subsidiary) shall, from and after Closing, allege a breach by Seller of any representations and warranties of Seller that survive the Closing by the express terms of this Agreement, notwithstanding any provisions herein to the contrary, in such event Seller shall have no liability, responsibility or obligation whatsoever to Purchaser (or to Purchaser’s Mortgage Loan Subsidiary) in connection therewith (i) if such Claim is not timely made in accordance with the terms hereof, (ii) if Purchaser or Purchaser’s Mortgage Loan Subsidiary had Prior Breach Knowledge with respect to the alleged breach of such representation or warranty and failed, prior to the Effective Date, to give written notice thereof to Seller, (iii) if such Claim as a result of such alleged breach is an amount less than Fifty-Thousand and No/100 Dollars ($50,000.00) individually or in the aggregate with all such Claims that Purchaser (and/or Purchaser’s Mortgage Loan Subsidiary) may then assert, (iv) in an amount (taking into account all Claims which Purchaser and Purchaser’s Mortgage Loan Subsidiary has previously and is then asserting) in excess of an aggregate amount equal to Seven and One-half Percent (7.5%) of the unpaid principal balance of all of the Mortgage Loans as of the Closing Date, or (v) for any lost profits, speculative, exemplary, indirect, incidental, consequential or other special damages, provided however, that the foregoing limitations on Seller’s liability, responsibility and/or obligation set forth in clauses (b)(iii) and (iv) of this sentence shall not apply to any breach by Seller of the representations and warranties of Seller set forth in Subsections 6.01(9) and (14) (the provisions set forth in the foregoing clauses (i) through and including (v) being herein collectively referred to as the "Seller Liability Limitations").

(c)

(i) With respect to any breach of Seller’s representations and warranties set forth in Subsection 6.01 first discovered by Purchaser (or Purchaser’s Mortgage Loan Subsidiary) after the Closing, and subject to the Seller Liability Limitations, if such breach materially and adversely affects the value of a Mortgage Loan or the Purchaser’s (or Purchaser’s Mortgage Loan Subsidiary’s, as applicable) interest in a Mortgage Loan, Seller shall, within one hundred twenty (120) days of Purchaser’s Rep Breach Notice, diligently attempt to promptly cure such breach in all material respects. The Purchaser shall use commercially reasonable efforts to provide copies of any documents and reasonable assistance requested by the Seller to assist in curing such breach.  The Seller hereby covenants and agrees that if any such breach is not cured in all material respects within such one hundred twenty (120) day period (the “One Hundred Twenty Day Period”), the Seller shall, at the Seller's option (and in Seller’s sole and absolute discretion), either (x) repurchase such Mortgage Loan at the Repurchase Price or (y) make a Seller Rep Breach Payment.  Any repurchase of a Mortgage Loan(s) pursuant to the foregoing provisions of this Subsection 6.03(c) shall occur on a date designated by the Seller (which date, unless otherwise agreed by Seller and Purchaser, shall be not earlier than three (3) Business Days following such designation and not later than ten (10) Business Days following the applicable One Hundred Twenty Day Period) and shall be accomplished by wire transfer of the Repurchase Price in immediately available funds into an account designated by the Purchaser. At the time of repurchase of any Mortgage Loan, the Purchaser shall reassign (or, as applicable, cause Purchaser’s Mortgage Loan Subsidiary to reassign) the repurchased Mortgage Loan to the Seller (or such other Person as may be designated by Seller in writing) and the Purchaser shall deliver, or cause to be delivered, to the Seller (or such other Person as may be designed by Seller in writing) the related Mortgage Loan Documents and Mortgage File, and the Purchaser shall promptly execute and deliver (or cause to be executed and delivered) such instruments and promptly do, or cause to be done, such other things, all as may reasonably be required to fully vest ownership of such Mortgage Loan in the Seller (or such other Person as Seller may designate in writing to Purchaser).  In the event a Seller Rep Breach Payment is to be made, the amount of such Seller Rep Breach Payment shall be mutually and reasonably agreed by Seller and Purchaser, shall be made on a date designated by Seller which date, if not otherwise agreed by Seller and Purchaser, will not be earlier than three (3) Business Days following such designation or later than ten (10) Business Days following agreement of the parties as to the amount of the Seller Rep Breach Payment, and shall be accomplished by wire transfer of the Seller Rep Breach Payment in immediately available funds into an account designated by the Purchaser.

(ii)

Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that provisions of this Subsection 6.03(c) constitute the sole remedy of the Purchaser (and, as applicable, Purchaser’s Mortgage Loan Subsidiary) respecting a breach of the representations and warranties of Seller herein discovered by Purchaser (or Purchaser’s Mortgage Loan Subsidiary) after the Closing.

(iii)	The provisions of this Subsection 6.03 shall survive the Closing.

Section 7. Conditions to Closing.

The closing of the sale of the Mortgage Loans to be purchased hereunder shall be subject to each of the following conditions unless otherwise waived by the prejudiced party:

(a)no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;

(b)the Purchaser shall have received, or the Purchaser’s attorneys, or an escrow agent agreed by the parties, shall have received, in escrow, all applicable Closing Documents including the Assignment Documents specified in Section 8, in such forms as are agreed upon and reasonably acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(c)the Seller shall have received, or the Seller’s attorneys, or an escrow agent agreed by the parties, shall have received, in escrow, all applicable Closing Documents as specified in Section 8, including the Assignment Documents in such form as are agreed upon and reasonably acceptable to the Seller, duly executed by all signatories other than the Seller as required pursuant to terms of such documents;

(d)Purchaser’s Custodian shall have provided written confirmation (which may be by email or other electronic means) that, subject only to the delivery to Seller of the Purchase Price, the Mortgage Loan Documents held by Seller’s Custodian are in the custody of Purchaser’s Custodian and being held by Purchaser’s Custodian on behalf of Purchaser pursuant to Purchaser’s Custodial Agreement;

(e)Purchaser’s Servicer shall have provided written confirmation (which may be by email or other electronic means) that, subject only to the delivery to Seller of the Purchase Price, Purchaser’s Servicer has received and is holding on behalf of Purchaser an electronic copy of the Mortgage File;

(f)all other terms and conditions of this Agreement shall have been complied with; and

(g)subject to the foregoing conditions, the Purchaser shall pay (or cause Purchaser’s Mortgage Loan Subsidiary to pay) (i) to the Seller (or as directed by Seller, to Seller’s Mortgage Loan Subsidiary, as applicable) on the Closing Date the Purchase Price, by wire transfer of immediately available funds to the account designated by the Seller and (ii) to the related title and/or search companies, as per their respective invoices, the Title and Search Expenses (or, to the extent Seller or any Seller Party has previously paid any such Title and Search Expenses, to Seller in reimbursement of such payments made of the Title and Search Expenses).

Section 8. Closing Documents.

Subsection 8.01. Seller’s Delivery of Documents.  Not later than the Closing Date, Seller shall make available for delivery to Purchaser (or Purchaser’s attorneys) at the offices of Seller’s attorneys in New York, New York (or if an Escrow Agent is utilized for the Closing, subject to the provisions of Section 5.02 above, to Escrow Agent) the following for each Mortgage Loan:

(a)An original executed General Assignment with respect to each Mortgage Loan in the form attached hereto as Exhibit F (the “General Assignment”);

(b)An original executed Assignment of Mortgage and Assignment of Leases and Rents in the form attached as Exhibit G (it being acknowledged that if a combined assignment of mortgage and assignment of leases and rents is not permitted in a jurisdiction in which the same is to be recorded hereunder, the parties shall execute a separate assignment of the related Mortgage and the related assignment of leases and rents);

(c)Intentionally reserved;

(d)An original executed Allonge to the related Mortgage Note in the form attached as Exhibit H (the “Allonge to Purchaser”); and

(e)A UCC-3 assignment with respect to each UCC-1 financing statement identified in the Mortgage Loan Documents as running to Seller (or, as applicable, Seller’s

Mortgage Loan Subsidiary) as secured party, assigning such related UCC-1 from Seller (or, as applicable, Seller’s Mortgage Loan Subsidiary) to Purchaser (or, as directed by Purchaser in writing, Purchaser’s Mortgage Loan Subsidiary) (collectively, the “Seller UCC-3s”);

(f)Notice to Borrower, Guarantor and, as applicable, any related cash management bank (i.e., bank subject to the deposit account control agreement executed in connection with such Mortgage Loan) or rate cap issuer, or property manager, of the transfer of the related Mortgage Loan, in the form attached hereto as Exhibit I (“Omnibus Transfer Notice”);

(g)With respect to each Mortgage Loan secured by a hotel property as to which a ‘comfort letter’ was issued to Seller, a notice to the franchisor of the transfer of the related Mortgage Loan in the form attached hereto as Exhibit J (the “Comfort Letter Transfer Notice”); and

(h)An executed closing statement reflecting all financial aspects of the transaction (“Closing Statement”).

As used herein, "Assignment Documents" means, collectively, the Allonge to Purchaser, the Assignment of Mortgage, the Assignment of Assignment of Leases and Rents, the General Assignment, the Seller UCC-3s, the Comfort Letter Transfer Notice and the Omnibus Transfer Notice.

Subsection 8.02. Purchaser’s Delivery of Documents.  Not later than the Closing Date, Purchaser shall deliver or cause to be delivered to Seller (or, if an Escrow Agent is utilized for the Closing, to Escrow Agent with instructions for delivery to Seller) the following:

(a)The balance of the Purchase Price, to be paid in the form of a wire transfer of immediately available funds pursuant to Seller’s instruction;

(b)A countersigned original of the General Assignment;

(c)One or more (as may be determined by Seller and Purchaser to be necessary in light of the Persons to which same is to be delivered) countersigned originals of each Omnibus Transfer Notice;

(d)One or more (as may be determined by Seller and Purchaser to be necessary in light of the Persons to which same is to be delivered) countersigned originals of each Comfort Letter Transfer Notice; and

(e)An executed Closing Statement.

Subsection 8.03.  Direction and Authorization to Record and File. Purchaser agrees, acknowledges, confirms and understands that Purchaser shall be responsible for the recording and/or filing of the originals of the Assignment of Mortgage and, if applicable, the Assignment of Assignment of Leases and Rents, as well as any UCC-3 assignments relative to any UCC-1 financing statements relative to any of the Mortgage Loans conveyed hereunder, and Purchaser shall record and file, or cause all of the same to be recorded and filed not later than fifteen (15) Business Days following the Closing Date (for avoidance of doubt, the foregoing means that

Purchaser shall, within such time frame, submit all of the same for recordation and filing (whether directly or through a title company) following the Closing and shall use commercially reasonable efforts to ensure that such recordation and filing occurs).  Purchaser shall have the right to, and shall, at its sole cost and expense, file and record (i) each Assignment of Mortgage and Assignment of Assignment of Leases and Rents delivered by Seller to Purchaser, (ii) UCC-3 assignments with respect to any UCC-1 Financing Statement identified among the Mortgage Loan Documents reflecting the assignment of such UCC-3 Financing Statement from Seller to Purchaser, and (iii) subject to the other terms of this Agreement, and if and to the extent required under applicable law in order to effect or perfect the assignment of the Mortgage Loans from Seller to Purchaser, such other documents delivered hereunder by Seller to Purchaser.  As recorded and filed documents are received (with recording and /or filing information therefore) by Purchaser (whether electronically or paper originals, as the case may be), Purchaser shall deliver a true and complete copy of the same to Seller (which delivery may be by electronic means).  The provisions of this Section 8.03 shall survive the Closing.

Section 9. Costs.

Purchaser (a) shall pay all transfer, filing and recording fees, taxes, costs and expenses applicable to the assignment of the Loan to Purchaser, including, without limitation, realty transfer, mortgage assignment, documentary and similar taxes, recording and filing fees, payable in connection with the filing or recording of any Closing Documents (including without limitation such of the foregoing as may by custom or applicable legal requirements be payable by a seller of loans), (b) shall execute and file all tax returns, transfer reports, property registration statements and other forms, if any, relating to the foregoing matters under clause (a) above as may be required by any legal requirements applicable to Purchaser in connection with the filing or recording of any Closing Documents, (c) shall pay for (or, as applicable, reimburse Seller or other applicable Seller Party for) the title insurance and other search fees, premiums and expenses for any title and/or uniform commercial code searches, endorsements to title insurance or new title policies issued to or for the benefit of Purchaser in connection with the transaction hereunder (including, without limitation, any of the foregoing issued to any Seller Party in connection with the transaction hereunder) (collectively, the “Title and Search Expenses”), and (d) upon request, shall provide Seller with evidence of such payment, execution and filing and (e) hereby agrees to indemnify and hold harmless Seller from and against any and all claims, liability, costs and expenses arising out of or in connection with the failure of Purchaser to perform its obligations under the foregoing clauses (a) through (d).  Except as otherwise specifically provided herein, attorneys’ fees, commissions due its sales personnel, and all other costs and expenses incurred by Seller or Purchaser, respectively, shall be borne by the party incurring such fees and expenses. Nothing in this Section 9 shall require Purchaser to pay any taxes, costs or expenses related to Seller’s sale or income tax obligations occasioned by the sale of the Mortgage Loans hereunder.  The provisions of this Section 9 shall survive the Closing.

Section 10. Administration of the Mortgage Loans.

Subsection 10.01  Not a Fiduciary.  Notwithstanding the foregoing or any other provisions of this Agreement to the contrary, in no event shall Seller or any Seller Party be or be deemed to be a fiduciary for the benefit of Purchaser with respect to the Mortgage Loans.

Subsection 10.02Notice of Transfer.  Not later than three (3) Business days following the Closing Date, each Omnibus Transfer Notice and each Comfort Letter Transfer Notice will be sent to the addressees thereof (by such delivery method(s) as indicated in such notice).  The parties will cooperate with each other to effect the giving of such notices relative to any of the same which may be returned undelivered or as to which delivery is refused for any reason.  The provisions of this Section 10.03 shall survive the Closing.

Subsection 10.03Reserves.  On the Closing Date, the aggregate balances of all escrow/impound accounts, if any, held by the Seller or Seller’s Mortgage Loan Subsidiary as of the Closing Date for the Mortgage Loans shall be remitted to such account or accounts as may be designated by the Purchaser, and Seller will provide to Purchaser a report identifying, in detail reasonably acceptable to the Purchaser, the Mortgage Loans to which such balances relate. The parties will cooperate with each other to effect the foregoing transfer.  The provisions of this Section 10.03 shall survive the Closing.

Section 11. Limitations on Seller Liability.

Subsection 11.01. Limitation on Liability of the Seller and Others.

Neither the Seller nor any of the directors, officers, employees, agents or representatives of the Seller shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith in connection with this Agreement, nor shall the Seller have any liability that results from Purchaser’s failure to perform any of its obligations hereunder; provided, however, that this provision shall not protect the Seller or any such Person against any material breach of warranties or representations made herein, or failure to perform its obligations under this Agreement in all material respects (and in the case of all of the foregoing, subject to the terms, conditions and limitations herein provided). The Seller and any director, officer, employee, agent or representative of the Seller may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

Subsection 11.02   RELEASE.  EXCEPT WITH RESPECT TO ANY CLAIM FOR WHICH SELLER HAS PROVIDED A REPRESENTATION AND WARRANTY HEREUNDER (ANY SUCH CLAIM BEING SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS OTHERWISE PROVIDED HEREIN), PURCHASER HEREBY RELEASES SELLER AND SELLER PARTIES, EFFECTIVE AS OF THE CLOSING, OF, FROM AND AGAINST ANY AND ALL CLAIMS WHETHER NOW KNOWN OR UNKNOWN, FORESEEABLE OR UNFORESEEABLE, WHETHER NOW EXISTING OR HEREAFTER ARISING, RELATED IN ANY MANNER INCIDENTAL TO THE MORTGAGE LOANS, THE MORTGAGE LOAN DOCUMENTS, THE MORTGAGE FILES, THE MORTGAGORS, THE PROPERTIES, OR ANY OTHER MATTERS ARISING FROM OR RELATING TO ANY OF THE FOREGOING PROVIDED, HOWEVER, THE FOREGOING IS NOT INTENDED TO AND SHALL NOT RELEASE SELLER FROM ITS OBLIGATIONS HEREUNDER WHICH ARE EXPRESSLY PROVIDED TO SURVIVE THE CLOSING.

Section 12. Default.

Subsection 12.01   Purchaser Default.   If Purchaser fails or refuses to consummate the purchase of the Mortgage Loans pursuant to this Agreement, or fails to perform any of Purchaser’s other obligations under this Agreement either prior to or at the Closing for any reason other than termination of this Agreement by Purchaser for Seller’s failure to perform Seller’s obligations under this Agreement, then Seller will have the right to pursue any and all remedies available at law or in equity.

Subsection 12.02  Seller Default.  If Seller fails or refuses to consummate the sale of the Mortgage Loans pursuant to this Agreement at the Closing or fails to perform in any material respect any of Seller’s other material obligations under this Agreement either prior to or at the Closing for any reason other than Purchaser’s failure to satisfy any of the conditions precedent set forth in Section 7 above or other failure to perform Purchaser’s obligations under this Agreement, and such failure by Seller continues for ten (10) Business Days after written notice from Purchaser, then Purchaser will have the right, as its sole and exclusive remedy (Purchaser hereby waiving all other rights and remedies, whether arising at law or in equity), either (i) to terminate this Agreement by giving written notice of the termination to Seller prior to or at the Closing, whereupon neither party will have any further rights, duties or obligations under this Agreement (with the exception of any rights, duties or obligations that are specified herein to survive termination of this Agreement), or (ii) enforce specific performance of Seller’s obligation to transfer the Mortgage Loans as set forth in this Agreement; provided, however, that any action by Purchaser to seek specific performance must be commenced within fifteen (15) Business Days of the most recent scheduled Closing Date.

Subsection 12.03  WAIVER.  EACH OF THE PARTIES TO THE FULLEST EXTENT PERMITTED BY LAW IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EXEMPLARY AND CONSEQUENTIAL DAMAGES IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING TO ANY SUCH CLAIM.

Section 13. Casualty and Condemnation.  If all or a portion of a Property is damaged or destroyed by fire or other casualty, or is taken by eminent domain or under threat of an eminent domain proceeding, before the consummation of Closing, and the amount of insurance proceeds and/or condemnation proceeds payable (or potentially payable pending the final insurance or condemnation adjustment) in connection with such event(s) exceeds (or potentially could exceed) the Purchase Price with respect to such Mortgage Loan, then Seller in its sole discretion may terminate this Agreement solely as to the related Mortgage Loan, upon written notice to the Purchaser (which notice may be electronic and must be given not later than the Closing), in which event Seller and Purchaser shall have no further duties, obligations or liabilities to each other under this Agreement solely with respect to such Mortgage Loan (except those, if any, which are expressly provided to survive such termination).

Section 14. Transfer as Sale.  It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by Seller to Purchaser as contemplated by this Agreement is and shall be construed as a sale of the Mortgage Loans by Seller to Purchaser.  It is not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans by Seller to Purchaser or any assignee of Purchaser to secure a debt or other obligation of Seller.

Section 15. Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

(i)if to the Purchaser:

RCC Real Estate, Inc.

717 Fifth Avenue

New York, NY 10022

Attention:  Shelle Weisbaum

Email:  sweisbaum@resourcerei.com

With a copy to:

Windels Marx Lane & Mittendorf, LLP

156 West 56th Street

New York, NY 10019

Attention: Tina J. Gagliano

Fax:  (212) 262-1215

(ii)if to the Seller:

C-III Commercial Mortgage LLC

717 Fifth Avenue

New York, NY 10022

Attention:  Michael Pierro

Email:  mpierro@c3cp.com

with a copy to:

K&L Gates LLP

599 Lexington Avenue

New York, New York 10022

Attention: Koren Blair

Fax:  (212) 536-3901

or such other address as may hereafter be furnished to the other party by like notice.  Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

In addition to the foregoing, any request by the Seller for the Purchaser’s “prior written consent” pursuant to the terms of this Agreement may be made by electronic mail at the address set forth above.

Section 16. Post Closing Obligations.

Subsection 16.01Release of Seller Party.  From and after the Closing, Purchaser shall not accept a release of liability from any Borrower Party or grant a release of liability to any Borrower Party with respect to a Mortgage Loan, unless Purchaser shall obtain the simultaneous release of Seller and Seller Party from all Claims which Borrower Party could have against Seller and Seller Party with respect to the Loan prior to the date of such release.

Subsection 16.02Notice of Claim.  Purchaser shall forthwith notify Seller of any Claim, threatened (in writing) claim, lawsuit or other proceedings affecting any of the Mortgage Loans where Seller or any Seller Party is named a party to such proceedings.

Subsection 16.03IRS Reporting.  Purchaser shall submit Internal Revenue Service Form 1098 and 1099 Information Returns for the Mortgage Loans for the entire year of the year in which the Closing Date occurs, and Seller will make commercially reasonable efforts to provide necessary data for same provided that Purchaser will have no liability to Seller for Seller’s failure to timely provide such data.  Seller may issue a Form 1099 in connection with the sale of the Mortgage Loans.

Subsection 16.04Agreements Concerning Litigation.  In the event any Borrower Party initiates litigation against Seller on or prior to the Closing Date relative to the Mortgage Loan, which litigation is not, by the Closing Date, terminated, or Seller caused to be dismissed as a defendant in the lawsuit, Seller and Purchaser shall each have the right, in its sole discretion, and without obligation to do so, to terminate this Agreement solely as to the related Mortgage Loan upon written notice to the other (which notice may be given by electronic means and must be given not later than the Closing). If this Agreement is not terminated as to such Mortgage Loan pursuant to this Subsection 16.04, Purchaser shall accept such Mortgage Loan subject to such Litigation without any reduction or adjustment to the Purchase Price.

Subsection 16.05    Compliance With Laws.  From and after Closing, Purchaser assumes and shall undertake, comply with and discharge all legal requirements and all of lender’s contractual requirements pertaining to the Mortgage Loans arising on or after the Closing Date (including, without limitation legal requirements pertaining to unfair credit collection practices or to the length of time loan documents and loan files are to be retained by lenders) to the extent non-compliance or non-performance could result in a Claim against any Seller Party. Without limitation to the foregoing, Purchaser covenants and agrees that it shall comply, to the extent noncompliance could result in a Claim against Seller, in all respects with all applicable federal and state laws and regulations governing or otherwise pertaining in any manner to the servicing, collection or enforcement of the Mortgage Loans, including but not limited to, compliance with the following: (i) the Federal Fair Debt Collection Practices Act (15 U.S.C.A. §1691 et seq. as amended) and any state statute equivalent thereto and the Fair Credit Reporting Act (15 U.S.C.A. §1681 et seq. as amended), (ii) the Depository Institutions Deregulation and Monetary Control Act of 1980, as amended, (12 U.S.C.A. §1735f-7), (iii) the Equal Credit Opportunity Act (15 U.S.C. 1691 et seq. as amended) and Regulation B promulgated thereunder (12 CFR Part §202), (iv) all terms, conditions and requirements of any federal or state guaranty provided under applicable federal or state law and applicable regulations thereunder or pursuant to any private mortgage insurance contract to the extent the Loan is subject to such a federal or state guaranty or private mortgage insurance contract, and/or (v) all applicable state or federal usury laws and regulations promulgated pursuant thereto.

Subsection 16.05     Servicing Obligations.  The Mortgage Loans shall be sold and conveyed to Purchaser on a servicing-released basis.  As of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Mortgage Loans shall pass to Purchaser, and as of the Closing Date, Purchaser shall be solely responsible for the servicing of the Mortgage Loans, and Seller Party shall be discharged from all liability therefor.  Seller Party shall have no obligation to perform any servicing activities with respect to the Mortgage Loans from and after the Closing Date. Subject to the terms and conditions herein, Purchaser shall be bound by all actions taken by Seller Party with respect to the servicing, administration or management of the Mortgage Loans prior to the Closing Date.  In no event shall Purchaser be deemed a third party beneficiary of any servicing contract or agreement between Seller and any Seller Party, and in no event shall Seller Party be deemed a fiduciary for the benefit of Purchaser with respect to the Mortgage Loans. Purchaser shall take no action to enforce or otherwise service or manage the Mortgage Loans until after the Closing and, from and after the Closing, the servicing and collection practices used by Purchaser with respect to each Mortgage Loan shall in all respects be legal and meet customary industry standards for servicing of commercial mortgage loans.

Subsection 16.06     Indemnity and Guaranty.  Notwithstanding anything to the contrary expressed or implied herein or in any Closing documents, neither this Agreement nor the Closing shall impair Seller’s (and, as applicable, Seller’s Mortgage Loan Subsidiary’s) and its servicers’ rights to be indemnified by any guarantor, indemnitor or obligor under the Mortgage Loan Documents as against environmental issues and/or other matters, including but not limited to those rights of indemnity which by the terms of the Mortgage Loan Documents survive a payoff of the Mortgage Loan (the “Retained Indemnity Rights”), provided, however, such Retained Indemnity Rights shall only include Retained Indemnity Rights which arise by virtue of Claims or defenses from third-parties (and, for the avoidance of doubt, such Retained Indemnity Rights are non-exclusive; i.e., while Seller’s rights are hereby preserved and retained, the foregoing is not intended to and shall not be deemed to preclude or limit any such indemnity rights of the then holder of the related Mortgage Loan).  Such continuing rights shall not be impaired by this Agreement or the Closing, nor shall they be impaired by any lien releases or satisfactions issued by any holder of the related Mortgage Note or other Mortgage Loan Documents except to the extent expressly so required in the Mortgage Loan Documents.  Purchaser shall hold such indemnity rights on a non-

exclusive basis, along with Seller.  This Section 16.06 shall survive Closing notwithstanding any documents executed in connection with the Closing.

Subsection 16.07   Retained Exit Fees and Deferred Origination Fees.  (a) From and after the Closing Date, Purchaser shall (i) contemporaneously with such repayment or prepayment, notify Seller of any repayment or prepayment of a Mortgage Loan (whether in whole or in part) in connection with which an Exit Fee is required to be paid by the related Mortgagor and (ii) cause the amount of any Retained Exit Fees paid by a Mortgagor to be delivered to Seller (or as Seller shall otherwise direct in writing from time to time) by wire transfer of immediate funds in accordance with Seller’s direction.

(b)  From and after the Closing Date, Purchaser shall (i) contemporaneously with such payment, notify Seller of any payment of any Deferred Origination Fee (in whole or in part) under or with respect to the Western Insurance Mortgage Loan and (ii) cause the amount of such Deferred Origination Fee to be delivered to Seller (or as Seller shall otherwise direct in writing from time to time) by wire transfer of immediate funds in accordance with Seller’s direction.

(c)  Purchaser or Purchaser’s Mortgage Loan Subsidiary is obtaining funding to acquire the Mortgage Loans at the Closing (which may be in the form of a repurchase or other similar arrangement).  Notwithstanding any provisions herein to the contrary, if by virtue of a default or breach by Purchaser or Purchaser’s Mortgage Loan Subsidiary under such funding arrangements, ownership of a Mortgage Loan is foreclosed or otherwise acquired by enforcement of rights or remedies against Purchaser or Purchaser’s Mortgage Loan Subsidiary by the party providing such funds in connection with the Closing (the “Purchaser Repo Financing”) for the acquisition of any Mortgage Loan (a “Default Acquisition”), Seller shall not be entitled to (and there shall be no obligation to pay to Seller) any Retained Exit Fee or Deferred Origination Fee under or with respect to such Mortgage Loan to the extent any such Retained Exit Fee or Deferred Origination Fee becomes due and payable after the date of such Default Acquisition.

(d)  The obligations under this Subsection 16.07 shall survive Closing notwithstanding any documents executed in connection with the Closing.

Subsection 16.08. Purchaser’s Indemnity.  Following Closing, Purchaser shall indemnify, protect and hold harmless each Seller Party from and against all Claims, losses, costs and expenses (including without limitation reasonable legal fees and expenses) incurred by any Seller Party as a result of Purchaser’s failure to observe or perform any of its agreements or obligations under this Section 16.  This Section 16.08 shall survive the Closing.

Subsection 16.09   Notices of Transfer.  Seller shall not be responsible for preparing and delivering letters notifying insurers, taxing authorities, attorneys, or any other third parties of the sale of the Mortgage Loans or of the transfer of servicing with respect to the Mortgage Loans other than notices identified in Subsection 10.02 hereof.

Subsection 16.10   Purchaser Environmental Reports.  As of the Closing Date, Purchaser has delivered to Seller a true and complete copy of any Purchaser Environmental Reports (if any) received by Purchaser prior to the Closing Date.  From and after the Closing Date, promptly following receipt thereof by Purchaser (or Purchaser’s Mortgage Loan Subsidiary, as applicable),

Purchaser shall deliver (or cause Purchaser’s Mortgage Loan Subsidiary to deliver) to Seller a true and complete copy of the Purchaser Environmental Reports received by Purchaser (or Purchaser’s Mortgage Loan Subsidiary, as the case may be).

Subsection 16.11   Survival.  The provisions in this Section 16 shall survive the Closing or any termination of this Agreement.

Section 17. Severability Clause.

Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.  If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 18. Counterparts.

This Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. A signature of a party to this Agreement sent by facsimile, electronic mail (including a scanned .pdf copy sent by electronic mail or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com), or other electronic transmission shall have the same force and effect as an original signature of such party.

Section 19. Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS RULES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL GOVERN) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 20. Waiver of Jury Trial.

EACH OF THE SELLER AND THE PURCHASER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, TO THE FULLEST EXTENT PERMITTED BY LAW, WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN

RESPECT OR ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY OTHER DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE SELLER OR THE PURCHASER.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PURCHASER AND SELLER TO ENTER INTO THIS AGREEMENT.

With respect to any claim or action arising hereunder, the parties (a) irrevocably submit to the nonexclusive jurisdiction of the courts of the State of New York  and the United States District Court for the Southern District of New York, and appellate courts from any thereof, and (b) irrevocably waive any objection which such party may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, and irrevocably waive any claim that any such suit action or proceeding brought in any such court has been brought in an inconvenient forum.

        Section 21.    Assignment.  Purchaser may not assign its rights or obligations under this Agreement to any party without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned, or delayed; provided that Purchaser may assign its rights under this Agreement (without being relieved of its obligations hereunder except for Purchaser’s Closing obligations to the extent performed by the assignee) to an Affiliate of Purchaser including without limitation Purchaser’s Mortgage Loan Subsidiary (a “Permitted Assignee”) without the prior written consent of Seller. Notwithstanding the foregoing, (i) any entity in which a Mortgagor or an entity in which either a Mortgagor or a Guarantor of a Mortgage Loan (individually, a “Borrower Party” and collectively, “Borrower Parties”), directly or indirectly holds an economic equity interest or managing interest will not constitute a Permitted Assignee hereunder, and (ii) the assignee cannot be a Person (a) whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001), (b) that otherwise appears on the list of Specially Designated Nationals and Blocked Persons in violation of the limitations or prohibitions under any other US Department of Treasury’s Office of Foreign Assets Control regulation or executive order, or (c) that has been convicted of a felony or otherwise subject to any pending investigation or proceeding involving criminal activity.  If Purchaser decides to assign this Agreement, it will deliver to Seller, no later than the date that is ten (10) days prior to the Closing Date, (i) a fully-executed assignment and assumption agreement, in form and substance reasonably acceptable to Seller, and (ii) copies of documentation in form and substance reasonably acceptable to Seller specifying the relationship between Purchaser and the assignee.  No assignee of Purchaser, including without limitation a Permitted Assignee, will have the right to assign this Agreement.

Section 22.Successors and Assigns.

This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and their respective successors and permitted assigns.

Section 23.Waivers; Amendment.

No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.  This Agreement may be amended from time to time by the Purchaser and the Seller by written agreement executed and delivered by the Seller and the Purchaser.

Section 24.Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 25.General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f)the term “include” or “including” shall mean without limitation by reason of enumeration.

     Section 26.    Further Agreements. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to effectuate the purchase and sale of the Mortgage Loans consistent with the terms and conditions of this Agreement.  Without limiting the generality of the foregoing (i) Purchaser will, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Mortgage Loans, (ii) Seller will, if requested by Purchaser, cooperate with Purchaser to effect the recordation of any such documents as may be reasonably required to effect such recordation, and (iii) Seller will, if requested by Purchaser, cooperate with Purchaser to effect and confirm delivery of fully executed and dated transfer documents (including, without limitation, allonges, and general or omnibus assignments of Loan Documents) relative to any transfers of the Mortgage Loans which occurred prior to the transfer of the Mortgage Loans to Purchaser pursuant to this Agreement.  No such other instrument, document or material shall either extend or enlarge the obligations of the non-requesting Party beyond the express undertakings of this Agreement or shall require or could require the non-requesting Party to make any payment or to incur any material expense (including without limitation material legal fees), unless the requesting Party shall promptly reimburse the non-requesting Party.  The obligations set forth in this Section 26 will survive the Closing.

Section 27.Disclaimers and Acknowledgement.  Purchaser acknowledges, represents, warrants and agrees to and with Seller that (i) subject to the representations and warranties of the Seller in Section 6.01 (the “Express Representations”), Purchaser is expressly purchasing the Mortgage Loans in their existing condition “AS IS, WHERE IS, AND WITH ALL FAULTS” with respect to all facts, circumstances, conditions and defects; (ii) Seller has specifically bargained for the assumption by Purchaser of all risk of adverse conditions with respect to the Mortgage Loans and has structured the Purchase Price and other terms of this Agreement in consideration thereof; (iii) Purchaser is and will be relying strictly and solely upon the advice and counsel of its own consultants, appraisers, agents, attorneys, officers, partners and members and Purchaser is and will be fully satisfied that the Purchase Price is fair and adequate consideration for the Mortgage Loans; (iv) except for the Express Representations, Seller is not making and has not made any warranty or representation with respect to any materials or other data (including, without limitation, any reports or appraisals) provided by Seller to Purchaser (whether prepared by or for any Seller Party) or the education, skills, competence or diligence of the preparers thereof or the physical condition or any other aspect of all or any part of the Property as an inducement to Purchaser to enter into this Agreement and thereafter to purchase the Mortgage Loans or for any other purpose; and (v) by reason of all the foregoing, subject to the Express Representations, Purchaser assumes the full risk of any loss or damage occasioned by any fact, circumstance, condition or defect pertaining to the Mortgage Loans except for fraud or willful misconduct of Seller.

No Recourse or Seller Warranties or Representations.  NOTWITHSTANDING ANY CONTRARY PROVISION IN THIS AGREEMENT, THE SALE OF THE MORTGAGE LOANS TO PURCHASER UNDER THIS AGREEMENT SHALL BE WITHOUT RECOURSE, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY NATURE BY ANY SELLER PARTY (EXCEPT FOR THE EXPRESS REPRESENTATIONS MADE BY SELLER IN SECTION 6.01 HEREOF (THE “EXPRESS REPRESENTATIONS”)).  PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, NO SELLER PARTY HAS MADE, OR DOES MAKE, AND SPECIFICALLY DISCLAIMS, AND PURCHASER IS NOT RELYING ON ANY SELLER PARTY WITH RESPECT TO, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (A) THE MORTGAGE LOANS, (B) THE MARKETABILITY, VALUE, QUALITY OR CONDITION OF THE MORTGAGE LOANS, OR THE INCOME OR EXPENSES FROM OR OF THE LOAN OR THE PROPERTY; (C) THE VALIDITY, ENFORCEABILITY, OR COLLECTABILITY OF THE MORTGAGE LOANS OR ANY OF THE MORTGAGE LOAN DOCUMENTS; (D) THE EXISTENCE, EXTENT, VALIDITY, PRIORITY, OR PERFECTION OF THE MORTGAGES

OR ANY OTHER LIEN OR SECURITY INTEREST THAT MAY APPEAR TO RELATE TO ANY MORTGAGE NOTES OR MORTGAGE LOANS, OR ANY LIENS OR SECURITY INTERESTS CREATED BY THE MORTGAGE LOAN DOCUMENTS; (E) THE STATE OF TITLE, PRIORITY OF LIENS OR SECURITY INTERESTS, ZONING, TAX CONSEQUENCES, PHYSICAL CONDITION, UTILITY CAPACITY OR COMMITMENT FOR UTILITY CAPACITY, OPERATING HISTORY OR PROJECTIONS, VALUATIONS, GOVERNMENTAL APPROVALS OR GOVERNMENTAL REGULATIONS, COMPLIANCE WITH SPECIFICATIONS, LOCATION, EXISTENCE OF OR COMPLIANCE BY ANY PROPERTY SECURING ANY MORTGAGE LOAN WITH ANY FRANCHISE, MANAGEMENT OR OPERATING AGREEMENT, ANY LIQUOR, USE OR OCCUPANCY PERMIT OR LICENSE, DESIGN, USE, QUALITY, DESCRIPTION, DURABILITY, OR QUALITY OF MATERIAL OR WORKMANSHIP WITH RESPECT TO OR PERTAINING IN ANY MANNER TO THE PROPERTIES WHICH ARE COLLATERAL FOR ANY MORTGAGE LOAN AND ALL IMPROVEMENTS LOCATED ON ANY PROPERTY SECURING THE PAYMENT OF THE MORTGAGE LOANS; (F) THE COMPLIANCE BY ANY SELLER PARTY OR ANY PREDECESSOR TO ANY SELLER PARTY WITH ANY AND ALL APPLICABLE FEDERAL, STATE OR LOCAL LAWS AND ALL RULES, REGULATIONS, OR ORDINANCES PROMULGATED PURSUANT THERETO, PERTAINING TO OR IN ANY MANNER RELATED TO THE MORTGAGE LOANS OR THE PROPERTY SECURING ANY MORTGAGE LOAN AND ANY IMPROVEMENTS LOCATED ON SUCH PROPERTY, INCLUDING BUT NOT LIMITED TO APPLICABLE BUILDING OR FIRE CODES, OR THE AMERICANS WITH DISABILITIES ACT OF 1990 (AS SET FORTH IN CHAPTER 126 OF TITLE 42 OF THE UNITED STATES CODE) AND ALL REGULATIONS PROMULGATED THEREUNDER; (G) THE COMPLIANCE OF THE MORTGAGE LOANS WITH ANY STATE OR FEDERAL USURY LAWS AND REGULATIONS APPLICABLE THERETO; (H) THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, DATA, STATEMENTS, AMOUNTS OR SOURCES OF INFORMATION CONTAINED IN THE MORTGAGE LOAN DOCUMENTS; AND (I) ANY OTHER MATTERS PERTAINING TO THE MORTGAGE LOANS OR THE PROPERTY SECURING THE MORTGAGE LOANS. IN ADDITION, EACH SELLER PARTY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  WITHOUT LIMITING THE FOREGOING, NO SELLER PARTY MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY REGARDING THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER OR ABOUT ANY PROPERTY SECURING ANY MORTGAGE LOAN OR THE COMPLIANCE OR NONCOMPLIANCE OF ANY SUCH PROPERTY WITH ANY LEGAL REQUIREMENT REGARDING HAZARDOUS SUBSTANCES, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, THE SUPERFUND AMENDMENT AND REAUTHORIZATION ACT, THE RESOURCE CONSERVATION RECOVERY ACT, THE FEDERAL WATER POLLUTION CONTROL ACT, THE FEDERAL ENVIRONMENTAL PESTICIDES ACT, THE CLEAN WATER ACT, THE CLEAN AIR ACT, ANY SO CALLED FEDERAL, STATE OR LOCAL “SUPERFUND” OR “SUPERLIEN” STATUTE, OR ANY OTHER STATUTE, LAW, ORDINANCE, CODE, RULE, REGULATION, ORDER OR DECREE REGULATING, RELATING TO OR IMPOSING LIABILITY (INCLUDING STRICT LIABILITY) OR STANDARDS OF

CONDUCT CONCERNING ANY HAZARDOUS SUBSTANCES (COLLECTIVELY, THE “HAZARDOUS SUBSTANCE LAWS”).  FOR PURPOSES OF THIS AGREEMENT, THE TERM “HAZARDOUS SUBSTANCES” SHALL INCLUDE, WITHOUT LIMITATION, THOSE ELEMENTS OR COMPOUNDS WHICH ARE CONTAINED ON THE LIST OF HAZARDOUS SUBSTANCES ADOPTED BY THE UNITED STATES ENVIRONMENTAL PROTECTION AGENCY AND THE LIST OF TOXIC POLLUTANTS DESIGNATED BY CONGRESS OR THE ENVIRONMENTAL PROTECTION AGENCY OR UNDER ANY HAZARDOUS SUBSTANCE LAWS. SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT CONCERNING THE EXPRESS REPRESENTATIONS, PURCHASER FURTHER ACKNOWLEDGES THAT IN ACQUIRING THE LOAN, PURCHASER IS ASSUMING THE RISK OF FULL OR PARTIAL LOSS WHICH IS INHERENT WITH THE CREDIT, COLLATERAL AND COLLECTABILITY RISKS ASSOCIATED WITH THE MORTGAGE LOANS. EXCEPT FOR THE EXPRESS REPRESENTATIONS, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER HAS BEEN GIVEN THE OPPORTUNITY TO REVIEW THE MORTGAGE LOAN DOCUMENTS, MORTGAGE FILE, AND OTHER INFORMATION PRIOR TO THE EXECUTION OF THIS AGREEMENT AND THEREFORE, PURCHASER WILL BE PURCHASING THE MORTGAGE LOANS PURSUANT TO ITS INDEPENDENT EXAMINATION, STUDY, INSPECTION AND KNOWLEDGE OF THE MORTGAGE LOANS AND THE MORTGAGE LOAN DOCUMENTS AND MORTGAGE FILES, AND PURCHASER IS RELYING UPON ITS OWN DETERMINATION OF THE QUALITY, VALUE AND CONDITION OF THE MORTGAGE LOANS AND THE RELATED PROPERTIES, AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY ANY SELLER PARTY. EXCEPT FOR THE EXPRESS REPRESENTATIONS, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE MORTGAGE LOANS WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES AND THAT NO SELLER PARTY HAS MADE OR WILL BE OBLIGATED TO MAKE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND NO SELLER PARTY MAKES ANY REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT NO SELLER PARTY HAS UNDERTAKEN TO CORRECT ANY MISINFORMATION OR OMISSIONS OF INFORMATION WHICH MIGHT BE NECESSARY TO MAKE ANY INFORMATION DISCLOSED TO PURCHASER NOT MISLEADING IN ANY RESPECT.  PURCHASER AGREES CLOSING UNDER THIS AGREEMENT SHALL CONSTITUTE AN ACKNOWLEDGMENT THAT THE MORTGAGE LOANS ARE PURCHASED, AND WILL BE ACCEPTED AT CLOSING, WITHOUT REPRESENTATION OR WARRANTY (EXCEPT FOR THE EXPRESS REPRESENTATIONS), EXPRESS OR IMPLIED AND OTHERWISE IN AN “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” CONDITION BASED SOLELY ON PURCHASER’S OWN INSPECTION, AND WITHOUT LIABILITY BY OR RECOURSE TO ANY SELLER PARTY.  NO EVENT OR CONDITION SHALL ENTITLE PURCHASER TO HAVE THE LOAN REPURCHASED BY SELLER, EXCEPT AS EXPRESSLY PROVIDED HEREIN. IN NO EVENT SHALL SELLER OR PURCHASER EVER BE LIABLE TO THE OTHER FOR SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY, OR INCIDENTAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, IN CONNECTION HEREWITH AND PURCHASER AND SELLER EACH HEREBY WAIVE ALL CLAIMS FOR

SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY, OR INCIDENTAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, AND AGREES NOT TO BRING A CLAIM FOR SUCH DAMAGES. THE PROVISIONS OF THIS SECTION WILL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR TERMINATION OF THIS AGREEMENT.

Section 28.  Confidentiality.   Each party and its representatives will hold in strictest confidence all data and information obtained with respect to the other party or its business, whether obtained before or after the execution and delivery of this Agreement, and will not use such data or information or disclose the same to others, except on a need-to-know basis in connection with the Mortgage Loans or as required by law or court order (provided that Purchaser will notify Seller promptly upon Purchaser’s receipt of written notice of the possibility or the existence of such a court order) provided, however, that the foregoing does not, and is not intended to and shall not, be or be deemed to restrict Purchaser from sharing with its financing sources, agents, attorneys and other third party professional acting on its behalf, information and data concerning the Mortgage Loans, the Property, Mortgagors, Guarantors or otherwise in relation to the Mortgage Loans and the transaction contemplated by this Agreement, provided that the aforementioned parties are obligated to maintain the confidentiality of such information; it being further agreed and acknowledged that notwithstanding anything to the contrary contained herein, Purchaser, may make any disclosure with respect to or in relation to this Agreement which it deems necessary to comply with the applicable requirements or standards of the Securities and Exchange Commission or the New York Stock Exchange.  In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser will promptly return to Seller any Mortgage Loan Documents, Mortgage Files and other information, as well as any and all other statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein.  In the event of a breach or threatened breach by either party or its agents or representatives of this Section, the other party will be entitled to an injunction restraining the breaching party or its agents or representatives from disclosing, in whole or in part, such confidential information.  Nothing in this Agreement will be construed as prohibiting either party from pursuing any other available remedy at law or in equity for such breach or threatened breach.

Section 29.  Attorneys’ Fees.   In the event of any controversy, claim or dispute between the parties affecting or relating to the subject matter or performance of this Agreement, the prevailing party will be entitled to recover from the non-prevailing party all of its reasonable expenses, including reasonable attorneys’ fees and court costs.

Section 30.No Third Party Beneficiary.   The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller (and Seller’s Mortgage Loan Subsidiary) and Purchaser (and its Permitted Assignees) only and are not for the benefit of any third party, and accordingly, no third party (other than Seller’s Mortgage Loan

Subsidiary and Permitted Assignees) will have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

Section 31.Captions.  The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

Section 32.Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 33.Termination of Agreement.  If either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination will operate to relieve Seller and Purchaser from all rights, duties and obligations under this Agreement with the exception of any rights, duties or obligations that are specified herein to survive termination of this Agreement.

Section 34.No Joint Venture.  Purchaser acknowledges and agrees that Seller is not a venturer, co-venturer, insurer, guarantor or partner of Purchaser in connection with the purchase of the Mortgage Loans, and that Seller will bear no liability whatsoever resulting from or arising out of Purchaser’s ownership or resale of the Mortgage Loans.  The provisions of this Section 34 will survive Closing or termination of this Agreement.

Section 35.No Brokers.  Each party represents and warrants one to the other that it has not contracted with any broker in connection with the purchase or sale of the Mortgage Loans.  Seller and Purchaser agree to indemnify and to hold each other harmless against any loss, expense or liability with respect to any claims for commissions, finder's fees or brokerage fees arising from or out of any breach of the foregoing representation and warranty.  The provisions of this Section 35 shall survive the Closing and termination of this Agreement.

Section 36.Entire Agreement.  This Agreement (and the Mortgage Loan Documents, and Mortgage File, as applicable) constitutes the entire agreement between the parties with respect to its subject matter, and supersedes all prior or contemporaneous agreements, representations or warranties of the parties.  No alteration, amendment, modification or waiver of any of the terms or provisions of this Agreement, and no future representation or warranty by either party with respect to this transaction, shall be valid or enforceable unless the same is in writing and signed by the party against whom enforcement of same is sought.

Section 37.Joint Authorship.  Each of the parties has actively participated in the negotiation and drafting of this Agreement and the Closing Documents and each has received independent legal advice from attorneys of its choice with respect to the advisability of making and executing this Agreement and the Closing Documents or waived its right to do so.  In the event of any dispute or controversy regarding authorship of this Agreement or the Closing Documents, the parties shall be conclusively deemed to be the joint authors of this Agreement and the Closing Documents and no provision of this Agreement or the Closing Documents shall be interpreted against a party by reason of authorship.

Section 38.Recording.  Purchaser shall not record this Agreement and agrees that recording same constitutes a default by Purchaser under this Agreement.

Section 39.Announcements.  The initial press release (or similar communication) with respect to the execution of this Agreement and the transactions contemplated hereby, and any such communication concerning the Closing of the transactions hereunder, shall each be in a form reasonably acceptable to Seller and Purchaser.  Following the initial press release (or similar public communication),  Seller and Purchaser, respectively, shall consult with the other party before (a) participating in any media interviews, (b) engaging in meetings or calls with analysts, institutional investors or other similar Persons and (c) providing any statements (including press releases) which are public or are reasonably likely to become public, in any such case to the extent relating to the transactions contemplated hereby (a “Public Statement”).  None of the limitations set forth in this Section 39 shall apply to any disclosure of any information concerning this Agreement or the transactions contemplated by this Agreement (as distinguished from the parties to this Agreement and their respective businesses) (i) which the Company deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including to securities analysts and institutional investors and in press interviews; and (ii) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated by this Agreement.

Section 40.Holidays.  Wherever this Agreement provides for a date, day or period of time on or prior to which action or events are to occur or not occur, and if such date, day or last day of such period of time falls on a day which is not a Business Day, then same shall be deemed to fall on the immediately following Business Day.

Section 41.Submission of Drafts.  The submission of a draft, or a marked up draft, of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding agreement with respect to the purchase and sale of the Mortgage Loans.  The parties shall be legally bound with respect to the purchase and sale of the Mortgage Loans pursuant to the terms of this Agreement only if and when the parties have fully executed and delivered to each other a counterpart of this Agreement.

Section 42.Special Repurchase Obligation.  Notwithstanding any provisions herein to the contrary, the following provisions shall apply solely with respect to the Mortgage Loans#16 and #23 on Exhibit A hereto (collectively the “Special Repurchase Loans”):

1.

Upon delivery to Purchaser of the title search (i.e., searches ordered by Seller prior to the date hereof in anticipation of the Closing but which have not yet been received) (the “Title Update”) for the Special Repurchase Loans, respectively, Purchaser shall review the related search results within two (2) Business Days following its receipt of the same (the “Title Review Period”);

2.

If and only if Purchaser is not satisfied with the state of title reflected in the related Title Update, Purchaser shall have the right, at its option, to put such Mortgage Loan back to Seller; if Purchaser determines to exercise this option it shall notify Seller of such election not later than two (2) Business Days following the Title Review Period (the “Put Notice”);

3.	Unless Purchaser and Seller shall otherwise agree, the sale and repurchase of the related Mortgage Loan shall occur not later five (5) Business Days following the delivery to Seller of the Put Notice;
4.

The repurchase of the related Mortgage Loan will be paid by wire transfer of the Repurchase Price in immediately available funds into an account designated by the Purchaser. At the time of repurchase of any Special Repurchase Loan, the Purchaser shall deliver, or cause to be delivered, to the Seller (or such other Person as may be designed by Seller in writing) the related Mortgage Loan Documents and Mortgage File, and the Purchaser shall promptly execute and deliver (or cause to be executed and delivered) such instruments and promptly do, or cause to be done, such other things, all as may reasonably be required to assign and fully vest ownership of such Mortgage Loan in the Seller (or such other Person as Seller may designate in writing to Purchaser);

5.

The option granted pursuant to this Section 42 is the sole remedy of Purchaser with respect to the Title Updates for the Special Repurchase Loans, and in the event Purchaser does not exercise such option, Seller shall have no other obligation or liability hereunder with respect to said Mortgage Loans by reason of the related Title Updates.  For avoidance of doubt, however, nothing in this Section 42 is intended to, or will be deemed to, affect Purchaser’s rights and remedies under the Agreement with respect to any breach of representation concerning said Special Repurchase Loans which is not by reason of, or based upon, the Title Updates.

The provisions of this Section 42 shall survive the Closing.

[signatures appear on the following page]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be duly signed hereto as of the date first above written.

PURCHASER:

RCC Real Estate, Inc.

By:	/s/ David Bryant
Name:	David Bryant
Title:	Senior Vice President

SELLER:

C-III Commercial Mortgage LLC

By:	/s/ Michael A. Pierro
Name:	Michael A. Pierro
Title:	Vice President

List of Exhibits s to this Agreement

Exhibits:

Exhibit A  -    Mortgage Loan Schedule

Exhibit B  -    Mortgage Loan Principal Balance, Interest Rate, and Future Funding Obligations

Exhibit C  -     Exceptions to Seller’s Representations and Warranties

Exhibit D  -     Mortgage Loan Documents

Exhibit E  - Escrow and Reserve Deposits

Exhibit F  -  Form of General Assignment

Exhibit G  - Form of Assignment of Mortgage and Assignment of Leases and Rents

Exhibit H_- Form of Allonge to Note

Exhibit I  -  Form of Omnibus Transfer Notice

Exhibit J  - Form of Comfort Letter Transfer Notice